Exhibit 10.2

SECOND AMENDED AND RESTATED CREDIT AGREEMENT by and among WELLS FARGO CAPITAL FINANCE, LLC,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.,

as Parent,

AVENTINE RENEWABLE ENERGY, INC.,

AVENTINE RENEWABLE ENERGY – AURORA WEST, LLC,

AVENTINE RENEWABLE ENERGY – MT VERNON, LLC,

AVENTINE RENEWABLE ENERGY – CANTON, LLC,

AVENTINE POWER, LLC,

and

NEBRASKA ENERGY, L.L.C.,

as Borrowers

Dated as of September 24, 2012

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of September 24, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (“Parent”), AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation (“AREI”), AVENTINE RENEWABLE ENERGY — AURORA WEST, LLC, a Delaware limited liability company (“ARE-AW”), AVENTINE RENEWABLE ENERGY — MT VERNON, LLC, a Delaware limited liability company (“ARE-MT), AVENTINE RENEWABLE ENERGY — CANTON, LLC, a Delaware limited liability company (“ARE-C”), AVENTINE POWER, LLC, a Delaware limited liability company (“Power”), and NEBRASKA ENERGY, L.L.C., a Kansas limited liability company (“Nebraska”; together with Parent, AREI, ARE-AW, ARE-MT, ARE-C, and Power, are referred to hereinafter each individually as a “Borrower,” and individually and collectively, jointly and severally, as “Borrowers”).

WHEREAS, Agent, certain of the Lenders and Borrowers are parties to that certain Amended and Restated Credit Agreement, dated as of July 20, 2011 (the “Original Closing Date”) (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”); and

WHEREAS, Borrowers have requested that Agent and the Lenders amend and restate the Original Credit Agreement in its entirety subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12.

“Administrative Borrower” has the meaning specified therefor in Section 17.13.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a).

“Affected Lender” has the meaning specified therefor in Section 2.13(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Administrative Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” has the meaning specified therefor in the preamble to this Agreement.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii).

“AREI” has the meaning specified therefor in the preamble to this Agreement.

“AREI Mortgage Assignment” means the assignment of mortgage, security agreement, assignment of rents and leases and fixture filing, dated as of the Original Closing Date, by PNC to Agent with respect to that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by AREI in favor of PNC, dated as of March 22, 2011, and recorded on April 18, 2011, as Instrument No. 201100006947, Official Records of Tazewell County, Illinois.

“ARE-AW” has the meaning specified therefor in the preamble to this Agreement.

“ARE-AW Mortgage Assignment” means the assignment of deed of trust, security agreement, assignment of rents and leases and fixture filing, dated as of the Original Closing Date, by PNC to Agent with respect to that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by ARE-AW in favor of Chicago Title Insurance Company, as Trustee for the benefit of PNC, dated as of March 22, 2011, and recorded on March 29, 2011, in Mortgage Book 267, Page 80, Official Records of Hamilton County, Nebraska.

“ARE-C” has the meaning specified therefor in the preamble to this Agreement.

“ARE-C Mortgage Assignment” means the assignment of mortgage, security agreement, assignment of rents and leases and fixture filing, dated as of the Original Closing Date, by PNC to Agent with respect to that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by ARE-C in favor of PNC, dated as of March 22, 2011, and recorded on April 1, 2011, as Instrument No. 1139256, Official Records of Fulton County, Illinois.

“ARE-MT” has the meaning specified therefor in the preamble to this Agreement.

“ARE-MT Mortgage Assignment” means the assignment of leasehold mortgage, security agreement, assignment of rents and leases and fixture filing, dated as of the Original Closing Date, by PNC to Agent with respect to that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by ARE-MT in favor of PNC, dated as of March 22, 2011, and recorded on April 14, 2011, as Instrument No. 201101532, Official Records of Posey County, Indiana.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment Agreement” means an assignment and acceptance agreement, dated as of the Original Closing Date, executed and delivered by PNC and Agent, acknowledged by Parent and each of its Subsidiaries.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Assignment of Patent and Trademark Security Agreement” means an assignment of patent and trademark security agreement, dated as of the Original Closing Date, executed and delivered by PNC in favor Agent, acknowledged by Parent and each of its Subsidiaries.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 (after giving effect to the then outstanding Revolver Usage).

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $20,000,000 minus (b) the aggregate principal amount of Increases to the Commitments previously made pursuant to Section 2.14 of this Agreement.

“Average Daily Net Availability” means, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider:  (a) credit cards (including credit cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates (including WFCF).

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco, California as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 2.50 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blocked Account” means a Deposit Account in the name of a Borrower at Wells Fargo with account number 4945660959.

“Blocked Account Control Agreement” means that certain Deposit Account Control Agreement (Access Restricted Immediately — Two Secured Parties — Standing Transfer Order — Agent Account), dated as of July 6, 2012, by and among Borrowers, Agent, Term Loan Agent, and Wells Fargo.

“Blocked Account Funds” means all cash, funds, and other property and assets in the Blocked Account.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c).

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)                                  85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)           the lowest of

(i) $37,500,000,

(ii) (A) 70% multiplied by the sum of the value (calculated at the lower of cost or market on a first in, first out basis; provided, that with respect to (x) ethanol, (y) Ethanol Byproduct, and (z) corn purchased by Borrowers to be used to prepare first quality finished goods held for sale in the ordinary course of Borrowers’ business, market shall be based on the price of corn, ethanol or Ethanol Byproduct, as applicable, as listed by the Chicago Board of Trade at the close of business on the date prior to the date of delivery of each Borrowing Base Certificate pursuant to Schedule 5.2, adjusted by the local basis) of (1) Eligible Finished Goods Inventory at such time, and (2) Eligible Raw Materials Inventory at such time, plus (B) 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work-in-Process Inventory,

(iii) (A) 85% multiplied by the sum of the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of (1) Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and (2) Eligible Raw Materials Inventory (such determination may be made as to different categories of Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus (B) 85% multiplied by the sum of the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work-in-Process Inventory (such determination may be made as to different categories of Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(c)                                  the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) and Section 2.1(d), plus

(d)                                 100% of the Blocked Account Funds as of such date of determination in an aggregate amount not to exceed $2,500,000.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Commodity Account” means any commodity account (as that term is defined in the Code).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Control” means that:

(a)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrowers or any one or more of their Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act);

(b)  the stockholders of any one or more Borrowers approve a plan for the liquidation or dissolution of any one or more of the Borrowers;

(c)  any Person or Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a “group”), together with any Affiliates or related Persons thereof, is or becomes the “Beneficial Owner,” directly or indirectly, of more than 50% of the voting power of the Voting Stock of Parent; provided that none of the New Equity Holders shall be deemed to be acting together as a group for this purpose;

(d)  individuals who on the Closing Date constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of Parent or whose nomination by the Board of Directors of Parent for election by Parent’s stockholders was approved by a vote of at least a majority of the Board of Directors of Parent then in office who either were members of the Board of Directors of Parent on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of Parent then in office;

(e)  the failure at any time of (i) Parent to legally and beneficially own and control 100% of the issued and outstanding shares of Equity Interests of each other Loan Party, other than Nebraska; (ii) Parent to legally and beneficially own and control 78.4% of the issued and outstanding shares of Equity Interests of Nebraska or AREI to legally and beneficially own and control 21.6% of the issued and outstanding shares of Equity Interests of Nebraska; or (iii) Parent to have the ability to elect all of the members of the Board of Directors of each other Loan Party; or

(f)  the occurrence of any “Change of Control” as defined in the Term Loan Agreement.

“Change in Law” means the occurrence after the date of the Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Claim” has the meaning specified therefor in Section 17.17(a).

“Closing Date” means the date on which Agent acknowledges to Borrowers that Agent is satisfied that each of the conditions precedent set forth on Schedule 3.1 have either been satisfied or waived.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Loan Parties’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1, (b) reduced pursuant to Section 2.4(c), or (c) increased pursuant to Section 2.14.

“Competitor” means any Person which is a direct competitor of a Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of such Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of a Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Financial Officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), or commodities intermediary (with respect to a Commodities Account).

“Coop Litigation” has the meaning specified therefor on Schedule C-2.

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Court” has the meaning specified therefor in Section 12(f).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f)(i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower or AREI identified on Schedule D-1 (or such other Deposit Account of Administrative Borrower or AREI located at Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 (or such other bank that is located within the United States that has been designated as such, in writing, by Administrative Borrower to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  Eligible Accounts shall not include the following:

(a)                                  Accounts that (i) an Account Debtor listed on Schedule 1.1(a) (as such Schedule may be updated from time to time with prior written consent of Agent) has failed to pay within the lesser of (A) a period of time equal to the amount of days of the selling terms for such Account multiplied by 3 and (B) 45 days, and (ii) an Account Debtor, other than an Account Debtor listed on Schedule 1.1(a), has failed to pay within the lesser of (A) a period of time equal to the amount of days of the selling terms for such Account multiplied by 3 and (B) 30 days,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(d)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)                                  Accounts that are not payable in Dollars,

(f)                                    Accounts with respect to which the Account Debtor (i) does not maintain its chief executive office in the United States, (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)                                 Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)                                 Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)                                     Accounts with respect to (i) an Account Debtor with (A) a corporate credit rating from S&P of BBB or higher or (B) a corporate credit rating from Moody’s of Baa2 or higher, in each case whose total obligations owing to Borrowers exceed 35% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage and (ii) an Account Debtor, other than an Account Debtor included in the foregoing clause (i), whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account

Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)                                     Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)                                  Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)                                     Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m)                               Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)                                 Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)                                 Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services,

(p)                                 Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition), or

(q)                                 Accounts resulting from the sale or other disposition of Port Inventory; provided, that such Accounts shall not be deemed ineligible solely as a result of this clause (q) from and after the date that the Port A/R Documentation has been executed and delivered by all parties thereto.

“Eligible Finished Goods Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of Borrowers’ business.

“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if:

(a)                                  a Borrower does not have good, valid, and marketable title thereto,

(b)                                 a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower),

(c)                                  it is not located at one of the locations in the continental United States set forth on Schedule E-1 (as such Schedule may be updated from time to time with prior written consent of Agent) (or in-transit from one such location to another such location),

(d)                                 it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 (as such Schedule may be updated from time to time with prior written consent of Agent) to another location set forth on Schedule E-1 and other than ethanol that is in transit from one location set forth on Schedule E-1 to an Account Debtor with respect to which Eligible Accounts will be created by delivery of such Inventory to such Account Debtor),

(e)                                  it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f)                                    it is the subject of a bill of lading or other document of title,

(g)                                 it is not subject to a valid and perfected first priority Agent’s Lien,

(h)                                 it consists of goods returned or rejected by a Borrower’s customers,

(i)                                     it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds”, or Inventory acquired on or held on consignment,

(j)                                     it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,

(k)                                  it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition),

(l)                                     it consists of goods which have been paid for by or on behalf of an Account Debtor prior to the delivery of such goods to such Account Debtor, or

(m)                               it is Port Inventory; provided, that Port Inventory shall not be deemed ineligible solely as a result of this clause (m) from and after the date that the Port Inventory Documentation has been executed and delivered by all parties thereto to Agent.

“Eligible Raw Material Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are first quality raw materials to the extent such goods are used to prepare Eligible Work-in-Process Inventory; provided, that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory or the cost of converting such Inventory into Eligible Work-in-Process Inventory.

“Eligible Work-in-Process Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are first quality work-in-process to the extent such goods are used to prepare Eligible Finished Goods; provided, that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory or the cost of converting such Inventory into Eligible Finished Goods.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (a) that is maintained for employees of any Loan Party or any ERISA Affiliate, (b) that has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate, (c) to which any Loan Party or any ERISA Affiliate makes contributions or is required to make contributions, (d) to which any Loan Party or any ERISA Affiliate has made or has been required to make contributions at any time within the preceding six (6) years or (e) to which any Loan Party to any ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any actual or, to the knowledge of a Responsible Officer, threatened complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party either involving violations by any Borrower or any Subsidiary of Borrower of Environmental Laws, or related to any Releases of Hazardous Materials (a) occurring at any assets, properties, or businesses owned or operated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, including those arising from adjoining properties or businesses, or (b) arising from facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any violations of or non-compliance with Environmental Laws, Releases of Hazardous Substances, claims or demands for, or Remedial Action required, by any Governmental Authority or any third party relating to or otherwise impacting any assets or properties owned or operated by any Borrower or their Subsidiary.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Documents” means, collectively, the Subscription Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Warrants, the Warrant Agreement, the Amended and Restated Certificate of Incorporation of Parent, and the Amended and Restated By-Laws of Parent, and each of the other documents and agreements entered into by all or some of Parent, the New Equity Holders, the Original Equity Holders and/or other parties in connection with the Equity Transactions, in each case, as in effect on the Closing Date.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Equity Transactions” means the transactions to occur on or prior to the Closing Date pursuant to the Equity Documents, pursuant to which (a) the beneficial owners of all of Parent’s Equity

Interests will consist of the Original Equity Holders and the New Equity Holders, (b) the Original Equity Holders will own 7.5% of the issued and outstanding Equity Interests of Parent, on a fully-diluted basis, immediately after giving effect to the New Equity Issuance (without giving effect to the Warrants), (c) the New Equity Holders will own newly issued common stock of Parent equal to 92.5% of the issued and outstanding Equity Interests of Parent, on a fully-diluted basis (without giving effect to the Warrants), (d) 50% of such newly issued Equity Interests will be issued to the Term Loan A Lenders (or their designees) in consideration of the Term Loan A Lenders’ agreement to make the Term Loan A pursuant to the Term Loan Agreement, and (e) 50% of such newly issued Equity Interests will be issued to all of the Term Loan Lenders existing as of the Closing Date (or their designees) in exchange for the cancellation of the outstanding balance of the Existing Term Loan other than the portion thereof continued and reconstituted as the Term Loan B pursuant to the Term Loan Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Estoppel Agreement” means a letter agreement, dated as of the Original Closing Date, executed and delivered by Parent and each of its Subsidiaries in favor of Agent.

“Ethanol Byproduct” means the byproduct created in the production of ethanol.

“Event of Default” has the meaning specified therefor in Section 8.

“Excess” has the meaning specified therefor in Section 2.14(b)(iv).

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Availability Requirement” has the meaning specified therefor in Section 5.20.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Letters of Credit” means all Letters of Credit issued under the Original Credit Agreement and outstanding as of the Closing Date.

“Existing Port of Indiana Subordination Agreement” means that certain Subordination Agreement, dated as of March 22, 2011, among Term Loan Agent, PNC, The Ports of Indiana, a body corporate and politic existing under the laws of the State of Indiana, formerly known as the Indiana Port Commission, and Aventine Renewable Energy — Mt Vernon, LLC.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of even date with this Agreement, by and among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Condition Certificate” means that certain financial condition certificate, dated as of even date with this Agreement, executed by a Financial Officer of each of Borrowers, in form and substance reasonably satisfactory to Agent.

“Financial Officer” means with respect to any Person, the chief financial officer, chief accounting officer, vice president of finance, treasurer, assistant treasurer or controller of such Person.

“Forbearance Agreement” means that certain Forbearance Agreement, dated as of July 27, 2012, by and among Borrowers, the Lenders, and Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means each Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 and “Guarantor” means any one of them.

“Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security Agreement, dated as of the Original Closing Date, executed and delivered by each Loan Party to Agent, as the same may have been or may be amended, restated, supplemented or otherwise modified from time to time thereafter in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, and (c) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means (a) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code and (b) all agreements with respect to carbon credits, renewable identification numbers and other similar rights issued by the United States Environmental Protection Agency or any other Governmental Authority, rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, cross product hedges, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options of forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, carbon credits, renewable identification numbers under the Renewable Fuel Standard program under the Foreign Policy Act of 2005 and other similar rights, or any other similar transactions or any combination of the foregoing (including options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, entered into for the purpose of hedging the risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“Increase” has the meaning specified therefor in Section 2.14(a).

“Increase Date” has the meaning specified therefor in Section 2.14(b)(iv).

“Increase Joinder” has the meaning specified therefor in Section 2.14(b)(i).

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) to the extent not otherwise included in this definition, all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Indiana Port Lease Agreement” means the Lease Agreement, dated as of October 31, 2006, between the Indiana Port Lessor and the Indiana Port Lessee, as amended by 8 amendments prior to the Original Closing Date, and as the same may have been or may be amended, restated, supplemented or otherwise modified from time to time thereafter in a manner satisfactory to Agent.

“Indiana Port Lease Collateral” means Equipment or Fixtures of the Indiana Port Lessee that are now or hereafter located on the Indiana Port Leased Premises, but only for the period of time that the Indiana Port Lease Agreement is in full force and effect and ARE-MT is the Indiana Port Lessee.

“Indiana Port Leased Premises” means the real property leasehold interest located at 7201 Port Road, Mt. Vernon, Indiana 47620 that is leased by the Indiana Port Lessee from the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement.

“Indiana Port Lessee” means the lessee under the Indiana Port Lease Agreement, which is ARE-MT.

“Indiana Port Lessor” means The Ports of Indiana, a body corporate and politic existing under the laws of the State of Indiana, and its successors and assigns.

“Ineligible Institution” shall mean the Persons identified in writing to Agent by Borrowers on or prior to the Closing Date, which listing is consented to in writing by Agent (such consent not to be unreasonably withheld or delayed).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Original Closing Date, executed and delivered by Parent, each of its Subsidiaries, and Agent, as the same may have been or may be amended, restated, supplemented or otherwise modified from time to time thereafter in form and substance reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of even date with this Agreement, executed by and among Term Loan Agent and Agent, and acknowledged by Borrowers, in form and substance reasonably satisfactory to Agent, and as the same may be further amended, modified or restated in accordance with the terms hereof.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is

1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory, for Inventory shrinkage, and for unpaid corn in order to mitigate the effects of the Perishable Agricultural Commodities Act of 1930) with respect to Eligible Inventory.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) payroll, commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11, and Issuing Bank shall be a Lender.

“Jefferies Commodity Accounts” means those Commodity Accounts of AREI held at Jefferies Bache, LLC bearing the account number BTB-950791 and subaccount numbers BTB-95079 and BTB-952751.

“Landlord Reserve” means, as to each location at which any Borrower has Inventory located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months rent for which the landlord will have, under applicable law, a Lien in the Inventory of Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any documented out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) documented field examination, appraisal, electronic reporting, and valuation fees and expenses (including travel, meals, and lodging) of Agent related to any inspections, field examinations, appraisals, establishment of electronic reporting, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10, (g) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (j) the fees, charges, commissions and costs provided for in Section 2.11(k) (including any fronting fees) and all other fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time incurred or charged by Issuing Bank in respect of Letters of Credit and out-of-pocket fees, costs, and expenses incurred or charged by Issuing Bank in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) (including any fronting fees)

will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a).

“LIBOR Rate” means the rate per annum rate appearing on Macro*World’s (www.mworld.com; the “Service”) Page BBA LIBOR - USD) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 4.00 percentage points.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity Requirement” has the meaning specified therefor in Section 7.1.

“Loan” shall mean any Revolving Loan, Swing Loan or Extraordinary Advance made hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9.

“Loan Documents” means this Agreement, the Reaffirmation Agreement, the Blocked Account Control Agreement, the Resignation and Appointment Agreement, the Assignment Agreement, the Assignment of Patent and Trademark Security Agreement, any Borrowing Base Certificate, the Control Agreements, the Copyright Security Agreement, the Estoppel Agreement, the Fee Letter, the Financial Condition Certificate, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Perfection Certificate, the PNC Mortgage Assignments, the Existing Port of Indiana Subordination Agreement, the Trademark Security Agreement, the Pledged Interests Addendum, any note or notes executed by any Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Lock Box Account” that certain Deposit Account Number 4123507238 in the name of AREI.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s or its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Maturity Date” means the earlier of (a) July 20, 2015, and (b) the date that is six (6) months before the earliest maturity date of the Term Loan Indebtedness under the Term Loan Agreement, or if fully refinanced or fully replaced, the maturity date of the fully refinanced or fully replaced Term Loan Indebtedness.

“Maximum Interest” shall mean, for any period of determination, the highest rate of interest permitted to be paid under this Agreement under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

“Maximum Revolver Amount” means $30,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) or increased in accordance with Section 2.14.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Mt Vernon Facility” means that certain ethanol production facility of Borrowers located in Mount Vernon, Indiana.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which any Loan Party, any of their Subsidiaries, or any of their ERISA Affiliates has an obligation to contribute or otherwise has any liability.

“Nebraska” has the meaning specified therefor in the preamble to this Agreement.

“Nebraska Mortgage Assignment” means the assignment of deed of trust, security agreement, assignment of rents and leases and fixture filing, dated as of the Original Closing Date, by PNC to Agent with respect to that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Nebraska in favor of Chicago Title Insurance Company, as Trustee for the benefit of PNC, dated as of March 22, 2011, and recorded on March 29, 2011, in Mortgage Book 267, Page 82, Official Records of Hamilton County, Nebraska.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“New Equity Holders” means the lenders party to the Original Term Loan Agreement immediately prior to the Closing Date (or any such lender’s designee under the Subscription Agreement), in any case, as identified on Schedule N-1.

“New Equity Issuance” means the issuance of new shares of Equity Interests of Parent on the Closing Date pursuant to the Amended and Restated Certificate of Incorporation of Parent, with 50% of such new shares being issued to the Term Loan A Lenders existing as of the Closing Date (or their designees) and 50% of such new shares being issued to all of the Term Loan Lenders (or their designees), as further set forth in the definition of “Equity Transactions”.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a).

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all Bank Product Obligations.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other

Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in this Agreement or in the other Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Closing Date” has the meaning specified therefor in the recitals to this Agreement.

“Original Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

“Original Equity Holders” means the beneficial owners of all of Parent’s Equity Interests issued and outstanding immediately prior to the Closing Date.

“Original Term Loan Agreement” means the “Original Credit Agreement” as such term is defined in the Term Loan Credit Agreement.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pekin Plant” means that certain ethanol production plant located at 1300 S. Second Street, Pekin, Illinois, 61554.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

“Perfection Certificate” means that certain perfection certificate, dated as of even date with this Agreement, executed by each of Borrowers, in form and substance reasonably satisfactory to Agent.

“Permitted Acquisition” means any Acquisition so long as:

(a)                                  no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)                                 no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c)                                  Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Parent and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d)                                 Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e)                                  Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $20,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f)                                    Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(g)                                 the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(h)                                 the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,

(i)                                     the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower (other than Parent) or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, and, in the case of an acquisition of Equity Interests, the applicable Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(j)                                     the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $2,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) (i) the sale, without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof, and (ii) the discount, without recourse, of Accounts arising in the ordinary course of business,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k)(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)  the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)  the making of Permitted Investments,

(n)  so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Parent or any of its Subsidiaries to a Borrower (other than Parent), and (ii) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent, and

(o)  sales or dispositions of assets (other than Accounts, Inventory, or Equity Interests of Subsidiaries of Parent) in the ordinary course of business not otherwise permitted in clauses (a) through (n) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in a fiscal year (including the proposed disposition) would not exceed $5,000,000.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.17 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) unsecured Indebtedness of Parent or its Subsidiaries that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,

(g) Acquired Indebtedness in an amount not to exceed $3,000,000 outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred in the ordinary course of business, directly or indirectly, to hedge commodity prices (including both input prices and output prices), currency or interest rate risks, in each case, in amounts reasonably related to Borrowers’ and their respective Subsidiaries’ projected activities and consistent with prudent industry practices,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services,

(l) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $5,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o) Indebtedness composing Permitted Investments,

(p)  unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(q)  accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r)  the Term Loan Indebtedness so long as the Intercreditor Agreement is in full force and effect,

(s)  any Investment in a Person, other than a Borrower, engaged in the business of Parent and its Subsidiaries as of the Closing Date and any other activities that are related ancillary or complementary to such business having an aggregate value (calculated at the lower of cost or market on a basis consistent with such Person’s historical accounting practices) not to exceed 15% of the total consolidated assets of Parent and its Subsidiaries as shown on Borrowers most recent consolidated balance sheet at the time of such Investment (with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that (i) no Default or Event of Default has occurred and is continuing or would result from such Investment; (ii) such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of stock of Parent; and (iii) Borrowers shall have Excess Availability of at least $20,000,000 immediately prior to and after giving effect to such Investment, and

(t)  any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $10,000,000 at any one time.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, and (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k) Permitted Acquisitions,

(l) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(m) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(n) (i) equity Investments by Parent in any other Loan Party, existing as of the Closing Date, (ii) equity Investments by AREI in Nebraska, and (iii) equity Investments by any Loan Party in any other Loan Party so long as such other Loan Party was formed or acquired after the Closing Date in accordance with this Agreement and so long as Borrowers have complied with Sections 5.11 and 5.12 of this Agreement,

(o)  Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p)  Investments held by a Person acquired as consideration in a Permitted Disposition of Term Loan Primary Collateral (as such term is defined in the Intercreditor Agreement) to the extent such Investments are permitted under the Term Loan Agreement, and

(q) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 during the term of this Agreement.

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3,

(d) Liens set forth on Schedule P-2; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any single tract or parcel of, or multiple contiguous tracts or parcels of, Real Property, (i) survey exceptions, easements, ordinances, subdivision approvals, restrictive covenants, and dedications for public use, (ii) reservations of, or rights of others for, licenses and rights-of-way for sewers, electric lines, telegraph and telephone lines, and other similar purposes, (iii) zoning or other restrictions as to the use of such Real Property, and (iv) mineral leases existing as of the date hereof, leases which are disclosed on Schedule R-1 attached hereto, and leases which are in effect as of the date hereof and disclosed in any mortgagee policy of title insurance issued or endorsed to Agent relating to any portion of the Real Property Collateral, that, in each case, were not incurred in connection with Indebtedness and do not in the aggregate have a materially adverse effect on the value of such Real Property or materially impair or negatively affect the current or hereafter contemplated use or operation of such Real Property,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of (i) banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business, and (ii) Jefferies Bache, LLC, solely to the extent incurred in connection with the maintenance of the commodities account referenced on Schedule 4.14 in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s) (i) (A) prior to the Port Lien Subordination Date, the Lien in favor of the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement on any Port Inventory or any Indiana Port Lease Collateral securing the obligations of the Indiana Port Lessee under the Indiana Port Lease Agreement so long as such Lien is subordinated to Agent’s Lien on any such Port Inventory or any such Indiana Port Lease Collateral pursuant to the Existing Port of Indiana Subordination Agreement, and (B) after the Port Lien Subordination Date, (1) the Lien in favor of the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement on any Port Inventory so long as such Lien is subordinated to Agent’s Lien on any such Port Inventory pursuant to the Port Inventory Documentation and (2) the Lien in favor of the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement on any Indiana Port Lease Collateral securing the obligations of the Indiana Port Lessee under the Indiana Port Lease Agreement so long as such Lien is subordinated to Agent’s Lien on any such Indiana Port Lease Collateral pursuant to the Existing Port of Indiana Subordination Agreement, and (ii) prior to the Port Lien Release Date, the Lien in favor of the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement on any Port A/R so long as such Lien is subordinated to Agent’s Lien on any such Port A/R pursuant to the Existing Port of Indiana Subordination Agreement.

(t) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Parent and its Subsidiaries taken as whole so long as the aggregate fair market value of all Collateral subject to such Liens pursuant to this clause (t) does not exceed $500,000 at any one time,

(u) Liens securing reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof so long as the aggregate amount of obligations secured by Liens incurred pursuant to this clause does not exceed $500,000 at any one time outstanding,

(v)  Liens consisting of conditional sale, title retention, consignment or similar arrangements for the sale of goods acquired by Parent or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of Parent and its Subsidiaries prior to the Closing Date so long as the aggregate fair market value of all Collateral subject to such Liens pursuant to this clause does not exceed $500,000 at any one time,

(w)  Liens securing the Term Loan Indebtedness so long as the Intercreditor Agreement is in full force and effect,

(x)  Liens in favor of the Term Loan Agent to secure Indebtedness consisting of the Obligations (as such term is defined in the Term Loan Agreement) permitted by clause (r) of the definition of Permitted Indebtedness so long as the Intercreditor Agreement is in full force and effect, and

(y)  other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000 at any one time.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PIK Interest Amounts” means the interest accruing on the outstanding principal amount of the Term Loan B that is capitalized by being added to such outstanding principal amount in accordance with the Term Loan Agreement.

“Plant-Level Financial Statements” means, for each of Borrowers’ ethanol production facilities and for any specified period, statements of income and operations (including appropriate operating metrics) of each such facility for such period and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

“Platform” has the meaning specified therefor in Section 17.9(c).

“Pledged Interests Addendum” has the meaning specified therefor in the Guaranty and Security Agreement.

“PNC” means PNC Bank, National Association, a national association.

“PNC Mortgage Assignments” means, collectively, (i) the ARE-AW Mortgage Assignment, (ii) the ARE-C Mortgage Assignment, (iii) the ARE-MT Mortgage Assignment, (iv) the AREI Mortgage Assignment, and (v) the Nebraska Mortgage Assignment.

“Port A/R” means proceeds and products of the sale or other disposition of the Port Inventory (including all Accounts and all proceeds and products thereof).

“Port A/R Documentation” shall mean an agreement among the Indiana Port Lessor, the Indiana Port Lessee, Term Loan Agent, and Agent, in form and substance reasonably satisfactory to Agent, whereby (i) the Indiana Port Lessor releases any and all of its Liens in and to the Port A/R, (ii) the Indiana Port Lessor acknowledges and agrees that (A) Agent has a first priority perfected security interest in the Port A/R; and (B) Agent has the right to foreclose and exercise any and all remedies relative to the Port A/R without the consent of or any notice to the Indiana Port Lessor, and (iii) the Indiana Port Lessor acknowledges and agrees that Agent has no obligation to restore the Indiana Port Leased Premises at the Indiana Port Lessor as a result of exercising remedies in respect of the Port A/R.

“Port A/R Reserve” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to the Eligible Accounts or the Maximum Revolver Amount as a result of any Lien that the Indiana Port Lessor may have on the Port A/R or any other rights of the Indiana Port Lessor under the Indiana Port Lease Agreement (it being understood and agreed that, as of any date of determination, Agent shall not establish a reserve with respect to any portion of the Port A/R that, as of such date of determination, is not an Eligible Account as a result of the failure to satisfy clause (q) of the definition of Eligible Accounts).

“Port Inventory” means Inventory located at any time (whether in the past, present, or future) on the Indiana Port Leased Premises or at any time used in connection with any of the Loan Parties’ business carried out on the Indiana Port Leased Premises.

“Port Inventory Documentation” shall mean an agreement among the Indiana Port Lessor, the Indiana Port Lessee, Term Loan Agent, and Agent, in form and substance reasonably satisfactory to Agent, whereby (i) the Indiana Port Lessor subordinates its Liens in and to the Port Inventory, (ii) the Indiana Port Lessor acknowledges and agrees that (A) Agent has a first priority perfected security interest in the Port Inventory; and (B) Agent has the right to foreclose and exercise any and all remedies relative to the Port Inventory without the consent of or any notice to the Indiana Port Lessor, (iii) the Indiana Port Lessor acknowledges and agrees that Agent has no obligation to restore the Indiana Port Leased Premises at the Indiana Port Lessor as a result of exercising remedies in respect of the Port Inventory; and (iv) the Indiana Port Lessor grants Agent access to the Indiana Port Leased Premises for the purpose of appraising, removing, preparing for sale, and selling or otherwise disposing of (at public auction or private sale) the Inventory.

“Port Inventory Reserve” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to the Eligible Inventory or the Maximum Revolver Amount as a result of any Lien that the Indiana Port Lessor may have on the Port Inventory or any other rights of the Indiana Port Lessor under the Indiana Port Lease Agreement (it being understood and agreed that, as of any date of determination, Agent shall not establish a reserve with respect to any portion of the Port Inventory that, as of such date of determination, is not Eligible Inventory as a result of the failure to satisfy clause (m) of the definition of Eligible Inventory).  For the purposes of this definition, the “value” of Inventory shall be calculated at the lower of cost or market on a first in, first out basis; provided, that with respect to (x) ethanol, (y) Ethanol Byproduct, and (z) corn purchased by Borrowers to be used to prepare first quality finished goods held for sale in the ordinary course of Borrowers’ business, market shall be based on the price of corn, ethanol or Ethanol Byproduct, as applicable, as listed by the Chicago Board of Trade at the close of business on the date prior to the date of delivery of each Borrowing Base Certificate pursuant to Schedule 5.2, adjusted weekly by the local basis.

“Port Lien Release Date” has the meaning specified therefor in Section 2.1(d)(ii).

“Port Lien Subordination Date” has the meaning specified therefor in Section 2.1(d)(i).

“Port of Indiana Estoppel Letter” means a letter agreement from the Indiana Port Lessor to Agent, in form and substance reasonably satisfactory to Agent, in its sole discretion, executed and delivered by the parties thereto.

“Power” has the meaning specified therefor in the preamble to this Agreement.

“Post-Increase Lenders” has the meaning specified therefor in Section 2.14(d).

“Pre-Increase Lenders” has the meaning specified therefor in Section 2.14(d).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)  with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)  with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination, and

(c)  with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Public Lender” has the meaning specified therefor in Section 17.9(c).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition), paid or delivered by Parent or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the

United States.  For the avoidance of doubt, any amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Commodity Accounts (including the Jefferies Commodity Accounts) shall be excluded from Qualified Cash.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party to Agent.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and among Parent and each of the other parties identified on the signature pages thereto as “Holders”.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” means any release, spill, leak, discharge, presence of, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or otherwise enter the environment (including ambient air, surface water, groundwater, wetlands, land, surface, and subsurface strata or within any building, structure, facility or fixture).

“Releasee” has the meaning specified therefor in Section 17.17(a).

“Remedial Action” means all actions required to be taken under Environmental Laws to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a Release of Hazardous Materials, (b) restore or reclaim natural resources or the environment, or (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b).

“Report” has the meaning specified therefor in Section 15.16.

“Required Availability” has the meaning specified therefor in Schedule 3.1.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base.

“Resignation and Appointment Agreement” means that certain Resignation and Appointment Agreement, dated as of the Original Closing Date, executed and delivered by PNC, Parent, each of its Subsidiaries, and Agent.

“Responsible Officer” means, with respect to any Borrower, the chief executive officer, president, any executive officer, any Financial Officer, or any vice president of such Person or, with respect to financial matters, the Financial Officer of such Person.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent or warrants, options, or other rights to acquire such Qualified Equity Interests), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent (other than payments, acquisitions or retirements for value effected solely with Qualified Equity Interests issued by Parent or warrants, options, or other rights to acquire such Qualified Equity Interests), (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding (other than payments effected solely with Qualified Equity Interests issued by Parent or warrants, options, or other rights to acquire such Qualified Equity Interests), and (d) make, or cause or suffer to permit any of Parent’s Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restructuring” has the meaning specified therefor in clause (p) of Schedule 3.1 to this Agreement.

“Restructuring Agreement” means that certain Restructuring Agreement, dated as of August 17, 2012, by and among Parent, the other Borrowers, the Term Loan Lenders listed on the signature pages thereto, and certain shareholders of Parent beneficially holding Parent’s issued and outstanding common stock as of the date thereof, as in effect on the Closing Date.

“Restructuring Documents” means (a) the Restructuring Agreement, (b) the Equity Documents, and (c) the Term Loan Documents that are entered into or become effective on the Closing Date.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans, plus (b) the amount of the Letter of Credit Usage.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“Shortfall Amount” has the meaning specified therefor in Section 5.20.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Closing Date, by and among Parent, the New Equity Holders and each of the other parties identified on the signature pages thereto as “Other Stockholders”.

“Subordinated Indebtedness” means any unsecured Indebtedness of Parent or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and that (a) is only guaranteed by the Guarantors, (b) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in this Agreement, and (d) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the Closing Date, between Parent and the New Equity Holders.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

“Swing Loan” has the meaning specified therefor in Section 2.3(b).

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes) and franchise taxes, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 or 16.3, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Tax Lender” has the meaning specified therefor in Section 14.2(a).

“Term Loan A” has the meaning specified therefor in the Term Loan Agreement.

“Term Loan A Closing Fee” means the “Closing Fee” as such term is defined in the Term Loan Agreement as in effect on the Closing Date.

“Term Loan A Exit Fee” means the “Exit Fee” as such term is defined in the Term Loan Agreement as in effect on the Closing Date.

“Term Loan A Lender” has the meaning specified therefor in the Term Loan Agreement.

“Term Loan Agent” means collectively the “Administrative Agent” and “Collateral Agent” as such terms are defined in the Term Loan Agreement and any Person acting in a similar capacity under any amendment, restatement, supplement, replacement or refinancing thereof.  The Term Loan Agent on the date of this Agreement is Citibank, N.A.

“Term Loan Agreement” means that certain Amended and Restated Senior Secured Term Loan Credit Agreement dated as of even date herewith, by and among Parent, as borrower, the Term Loan Lenders, the Term Loan Agent, and the other parties thereto, as such is amended, modified, supplemented, restated, replaced or refinanced from time to time if and to the extent not prohibited pursuant to the Intercreditor Agreement.

“Term Loan B” has the meaning specified therefor in the Term Loan Agreement.

“Term Loan Documents” means the “Loan Documents” as such term is defined in the Term Loan Agreement and any documents, instruments and agreements entered into in connection with any amendment, supplement, restatement, replacement or refinancing thereof, as amended, modified, supplemented or restated from time to time if and to the extent not prohibited pursuant to the Intercreditor Agreement.

“Term Loan Indebtedness” means the Indebtedness incurred by Borrowers under the Term Loan Documents in an aggregate principal amount not to exceed the result of (a) an amount equal to the sum of (i) $150,000,000, plus (ii) any PIK Interest Amounts, plus (iii) the amount of the Term Loan A Closing Fee which has been capitalized and paid in kind by being added to the principal amount of the Term Loan A on the Closing Date, plus (iv) the amount of the Term Loan A Exit Fee, minus (b) the aggregate amount of all repayments, mandatory prepayments, and optional prepayments of the principal of such Indebtedness (other than in connection with Refinancing Indebtedness), plus (c) 16.67% of the amount resulting from the calculation in clause (a); provided, that any Indebtedness incurred under Secured Hedge Agreements (as defined in the Intercreditor Agreement) may not exceed an aggregate amount equal to $25,000,000.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Agreement.

“Termination Event” means (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to Section 412 or 430 of the IRC or Section 302 or 4068 of ERISA, (g) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan (other than any complete withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under Section 4042 of ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b), (l) with respect to any Pension Plan, any Loan Party or any ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e); or (m) any event that causes any Loan Party or any of their ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b).

“Voidable Transfer” has the meaning specified therefor in Section 17.8.

“Voting Stock” means, with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrant Agreement” means that certain Warrant Agreement, dated as of the Closing Date, between Parent and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Warrants” means the five-year warrants, issued by Parent to the Original Equity Holders pursuant to the Warrant Agreement, to purchase 787,855 shares of Parent’s Equity Interests at an exercise price of $61.75 per share.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the later of (i) the date of this Agreement or (ii) the date of the most recent amendment to any provision hereof to eliminate the effect of any Accounting Change or in the application thereof on the operation of such provision and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159  (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee), (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5           Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific Standard Time or Pacific Daylight Saving Time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.             LOANS AND TERMS OF PAYMENT.

2.1           Revolving Loans.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of::

(i)         such Lender’s Commitment, or

(ii)        such Lender’s Pro Rata Share of any amount equal to the lesser of:

(A)          the amount equal to (1) the Maximum Revolver Amount at such time less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time, and

(B)           the amount equal to (1) the Borrowing Base at such time less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.

(b)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves.  The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve.  Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion.  In no event shall such opportunity limit the right of Agent to maintain, establish, or change such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.

(d)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in its sole discretion, to establish (i) a Port Inventory Reserve; provided, that upon Agent’s receipt of the Port Inventory Documentation, in form and substance reasonably satisfactory to Agent, in Agent’s sole discretion, the amount of the Port Inventory Reserve shall be reduced to $0 (the date of such reduction, the “Port Lien Subordination Date”), and (ii) a Port A/R Reserve; provided, that upon Agent’s receipt of the Port A/R Documentation, in form and substance reasonably satisfactory to Agent, in Agent’s sole discretion, the amount of the Port A/R Reserve shall be reduced to $0 (the date of such reduction, the “Port Lien Release Date”).

2.2           Permanent Waiver.  The Lenders and Agent agree that all of the Prospective Defaults (as such term is defined in the Forbearance Agreement) existing immediately prior to the Closing Date under the Original Credit Agreement are permanently waived effective as of the Closing Date.  Agent and the Lenders agree that, upon satisfaction of the conditions precedent to the effectiveness of this Agreement, $1,623,821.62 of the funds on deposit in the Blocked Account as of the Closing Date will be released and transferred to the Designated Account.

2.3           Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing Revolving Loans.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 10:00 a.m. on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the Business Day that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances,

Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           Making of Swing Loans.  In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account.  Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c)           Making of Revolving Loans.

(i)         In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other similar form of transmission, of the requested Borrowing; such notification shall be sent (A) if the request by Borrowers is received by Agent no later than 10:00 a.m. on the Business Day that is the requested Funding Date, not later than 12:00 p.m. (or such later time as Agent may elect in its sole discretion (but subject to clauses (Y) and (Z) below)) on the Business Day that is the Funding Date applicable thereto, and (B) if the request by Borrowers is received by Agent after 10:00 a.m. on the Business Day that is the requested Funding Date and if Agent elects to accept such request as timely (as contemplated by Section 2.3(a)), promptly after the receipt of such request by Agent, but in no event later than 10:00 a.m. (or such later time as Agent may elect in its sole discretion (but subject to clauses (Y) and (Z) below)) on the Business Day that is the first Business Day after the requested Funding Date applicable thereto.  If (Y) Agent has notified the Lenders of a requested Borrowing not later than 12:00 p.m. on the Business Day that is the Funding Date applicable thereto, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:30 p.m. on the Funding Date applicable thereto, and (Z) if Agent has notified the Lenders of a requested Borrowing later than 12:00 p.m. on the Business Day that is the requested Funding Date applicable thereto, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, as promptly as practicable, but in any event not later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date (or the Business Day following the requested Funding Date, as applicable) by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)        Unless Agent receives notice from a Lender prior to (A) 1:00 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing not later than 12:00 p.m. on the Business Day that is the Funding Date applicable thereto, or (B) 9:30 a.m. on the Business Day that is the first Business Day after the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing after 12:00 p.m. on the Business Day that is the Funding Date applicable thereto if Agent has notified the Lenders of a requested Borrowing later than 12:00 p.m. on the Business Day that is the requested Funding Date applicable thereto, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on or prior to such date a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds (irrespective of whether its obligation is to remit the funds on the next Business Day) and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date applicable thereto (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account).  If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)           Protective Advances and Optional Overadvances.

(i)         Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)        Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $3,000,000, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(1).  Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)       Each Protective Advance and each Overadvance (each an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account.  The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower (or any other Loan Party) in any way.

(e)           Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)         Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrowers’ or their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)        In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)       Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans.  If, as of any Settlement Date, payments or other amounts of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)       Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)            Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Defaulting Lenders.

(i)         Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with its Commitment (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)        If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)          such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (y) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (z) the conditions set forth in Section 3.2 are satisfied at such time;

(B)           if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent to Administrative Borrower (y) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (z) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C)           if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)          to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)           to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)           so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (y) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (z) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)           Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).

(h)           Independent Obligations.  All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4           Payments; Reductions of Commitments; Prepayments.

(a)           Payments by Borrowers.

(i)         Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein.  Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)        Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)         So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)        At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)          first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of all Protective Advances until paid in full,

(D)          fourth, to pay the principal of all Protective Advances until paid in full,

(E)           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)           seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)          eighth, to pay the principal of all Swing Loans until paid in full,

(I)            ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(J)            tenth, ratably (i) to pay the principal of all Revolving Loans until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(K)          eleventh, ratably to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,

(L)           twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(M)         thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(N)          fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)       Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)       In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)        For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)      In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(vii)      For the avoidance of doubt, unless and until the Blocked Account Funds are applied by Agent to the Obligations in accordance with Section 5.19, none of the Blocked Account Funds in the Blocked Account shall satisfy (or be deemed to satisfy) any portion of the Obligations (whether or not due or payable and whether or not contingent).

(c)           Reduction of Commitments.  The Commitments shall terminate on the Maturity Date.  Borrowers may reduce the Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a).  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable.  Once reduced, the Commitments may not be increased.  Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d)           Optional Prepayments.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e)           Mandatory Prepayments.  If, at any time, the Revolver Usage on such date exceeds the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(f)            Application of Payments.  Each prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, second,  to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5           Promise to Pay.  Borrowers agree to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. (it being acknowledged and agreed that any charging of such costs, expenses, or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (b)).  Borrowers agree to pay in full all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.

2.6           Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)         if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)        otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)           Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11(j)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i)         all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)        the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section2.12(a), (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (D) as and when incurred or accrued, all audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, all Lender Group Expenses, (G) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (H) as and when incurred or accrued, all fees and costs provided for in Section 2.10, and (I) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Revolving Loans hereunder and, initially, shall accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans.  Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)            Intent to Limit Charges to Maximum Lawful Rate.  The Lender Group and all other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, or interest in excess of the Maximum Interest.  No Loan Party, endorser, or other Person hereafter becoming liable for payment of any Obligation shall ever be liable to pay interest thereon in excess of the Maximum Interest, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  If (i) the maturity of any Obligation is accelerated for any reason, (ii) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Interest, or (iii) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest which would otherwise increase the interest and other amounts deemed interest on any or all of the Obligations to an amount in excess of the Maximum Interest, then all sums determined to constitute interest in excess of the Maximum Interest shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Interest, the Lender Group and Loan Parties shall to the greatest extent permitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude the voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing Obligations in accordance with the amounts outstanding from time to time thereunder and the Maximum Interest in order to lawfully charge the Maximum Interest.  If at any time mandatory provisions of law provide for the application of an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, at such time, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply.  To the extent that the interest rate or rates otherwise payable under this Agreement plus any other amounts paid under this Agreement or any other Loan Document are limited under applicable law, each Lender agrees to limit the interest to which it is otherwise entitled to the Maximum Interest.  Such limitation for each Lender for any period shall be in an amount equal to such Lender’s Pro Rata Share multiplied by the difference between the applicable interest rate under this Agreement and the Maximum Interest.  For purposes of this calculation at any date of determination, any fees or charges included in the calculation of interest not directly related to a particular type of Obligation shall be allocated ratably to each Lender based upon the outstanding Obligations of each Lender compared to all Obligations.  As provided in Section 12(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.  The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of Texas law are in any way applicable to this Agreement, the other Loan Documents, or the Obligations.

2.7           Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m.  If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8           Designated Account.  Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing

Lender, or the Lenders to Borrowers or for any Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for any Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower’s account.  Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10         Fees.

(a)           Agent Fees.  Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)           Unused Line Fee.  Borrowers shall pay to Agent, for the ratable account of the Lenders, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof).

(c)           Field Examination and Other Fees.  Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses for each field examination of the Loan Parties performed by personnel employed by Agent, and (ii) the customary fees or charges paid, incurred or charged by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses) if it elects to employ the services of one or more third Persons to perform field examinations of Parent or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Parent’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 3 field examinations during any calendar year, or more than 2 appraisals of the Collateral during any calendar year.

2.11         Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers.  By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Iressuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require.  Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Letter of Credit that supports the obligations of Parent or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender.

(b)           Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)         the Letter of Credit Usage would exceed $10,000,000,

(ii)        the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of all Loans (including Swing Loans), or

(iii)       the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)           In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (y) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (z) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (II) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(d)           Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided that (y) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and Issuing Bank may agree.  Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from any Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or an Event of Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided,  that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)           The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)           Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers.  Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)            Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)         any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein,

(ii)        payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit

(iii)       Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit,

(iv)       Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit,

(v)        the existence of any claim, set-off, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person,

(vi)       any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person, or

(vii)        the fact that any Default or Event of Default shall have occurred and be continuing; provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)            Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)         honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)        honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)       acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)       the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)        acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)       any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)      any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)     assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)       payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)        acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)       honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)      dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)     honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)           Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)):  (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.25% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)            If by reason of (y) any Change in Law, or (z) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)         any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)        there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)          Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)           In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12         LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)           LIBOR Election.

(i)         Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)        Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)       Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)           Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)           Special Provisions Applicable to LIBOR Rate.

(i)         The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Administrative Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)        In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13         Capital Requirements.

(a)           If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender or their respective parent bank holding companies with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Administrative Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of any Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l), Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)           Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.  Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14         Accordion.

(a)           At any time during the period from and after the Closing Date through but excluding the Maturity Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”).  Agent shall invite each Lender to increase its Commitments (it being understood that no Lender shall be obligated to increase its Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase.  Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $5,000,000 in excess thereof.  In no event may the Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than 2 occasions in the aggregate for all such Increases.  Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments exceed $20,000,000.

(b)           Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Revolver Amount in connection therewith:

(i)         Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,

(ii)        each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)       Agent shall have received an acknowledgement and agreement, in form and substance satisfactory to Agent, executed by Term Loan Agent and certifying that the applicable Increase (A) falls within the ABL Cap (as such term is defined in the Intercreditor Agreement), and (B) constitutes Indebtedness permitted under the Term Loan Agreement and is being incurred by Borrowers in compliance with the terms and conditions of the Term Loan Agreement applicable thereto,

(iv)       Agent shall be satisfied, in its sole discretion, that the applicable Increase (A) falls within the ABL Cap (as such term is defined in the Intercreditor Agreement) and (B) constitutes Indebtedness permitted under the Term Loan Agreement and is being incurred by Borrower in compliance with the terms and conditions of the Term Loan Agreement applicable thereto, and

(v)        Agent shall have received duly executed amendments to each of the Mortgages to reflect the Increase to the Commitments, together with date down endorsements with respect to each of the title insurance policies relating to such Mortgages, in each case, in form and substance reasonably satisfactory to Agent.

Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitments with respect to the interest margins applicable to the Revolving Loans to be made pursuant to the increased Commitments (which interest margins may be higher than or equal to the interest margins set forth in this Agreement immediately prior to the date of the increased Commitments (the date of the effectiveness of the increased Commitments and the Maximum Revolver Amount, the “Increase Date”)).  Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins applicable for the Revolving Loans to be made pursuant to the increased Commitments).  Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Revolver Commitments are higher than the interest margin applicable to the Revolving Loans hereunder immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

(c)           Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(d)           Each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Commitments.

(e)           The Revolving Loans, Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Commitments and Maximum Revolver Amount.

2.15         Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement and by the Bank Product Providers under the Bank Product Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)           The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loan or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent, any other member of the Lenders Group or any Bank Product Provider at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent, any other member of the Lender Group or any Bank Product Provider with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent, any other member of the Lender Group or any Bank Product Provider.

(f)            Each Borrower represents and warrants to the Lender Group and the Bank Product Providers that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to the Lender Group and the Bank Product Providers that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           The provisions of this Section 2.15 are made for the benefit of Agent, each other member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any other member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent, any other member of the Lender Group or any Bank Product Provider with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent, any other member of the Lender Group or any Bank Product Provider hereunder, under the other Loan Documents or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)            Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.             CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Initial Extension of Credit.  The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit provided for hereunder are each subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2         Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c)           Borrowers shall be in compliance with the Excess Availability Requirement after giving pro forma effect to such Revolving Loan or other extension of credit.

3.3           Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4           Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, Lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5           Early Termination by Borrowers.  Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1           Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interest of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Equity Interest, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interest or any security convertible into or exchangeable for any of its Equity Interest.

(c)           Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent.  All of the outstanding Equity Interest of each Subsidiary of Parent has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ Equity Interest, including any right of conversion or exchange under any outstanding security or other instrument.

4.2           Due Authorization; No Conflict.

(a)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interest of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3           Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4           Binding Obligations; Perfected Liens.

(a)           Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)           Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.10, and subject only to the filing of financing statements, and the recordation of the Mortgages, in each case, in the appropriate filing offices, and (vi) assets for which the perfection steps set forth in Sections 7(a) and 7(b) of the Guaranty and Security Agreement are not required to be performed by such Sections), and first priority Liens, subject only to (y) Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases and (z) the Liens granted under the Term Loan Documents that are expressly permitted under the terms of the Intercreditor Agreement to be first priority Liens.

4.5           Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6           Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)           The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c)           Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d)           As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $1,000,000 in amount, except as set forth on Schedule 4.6(d).

4.7           Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that, (i) other than in the case of the Coop Litigation, either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, and (ii) in the case of the Coop Litigation, could reasonably be expected to have a Material Adverse Effect other than in respect of the Term Loan Primary Collateral (as such term is defined in the Intercreditor Agreement).

(b)           Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrowers, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8           Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (except with respect to Environmental Laws, compliance with which is addressed in Section 4.12) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.9           No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since August 17, 2012, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.10         Solvency.

(a)           Each Loan Party is Solvent.

(b)           No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11         Employee Benefits.  Except as set forth on Schedule 4.11, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.12         Environmental Condition.  Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets is in violation, in any material respect, of any applicable Environmental Law, (b) Borrowers or their Subsidiaries possess all material authorizations (including without limitation all permits, approvals, licenses, filings, or registrations) from Governmental Authorities required under Environmental Law to conduct their ethanol production operations, such authorizations are in full force and effect, and Borrowers or their Subsidiaries are operating in material compliance with all such authorizations, (c) to Borrowers’ knowledge, after due inquiry, no Releases of Hazardous Materials have occurred at any of Loan Party’s nor any of its Subsidiaries’ properties or assets that would necessitate Remedial Action under any Environmental Laws, (d) to Borrowers’ knowledge, after due inquiry, no Loan Party nor any of its Subsidiaries has ever received notice regarding any actual or alleged violation of or non-compliance with Environmental Laws, (e) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (f) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any obligation under any written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.13         Intellectual Property.  Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, that Borrowers may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than 30 days after the date on which the applicable Loan Party or its Subsidiary acquires any such property after the Closing Date at the time that Parent provides its Compliance Certificate pursuant to Section 5.1.

4.14         Deposit Accounts, Securities Accounts and Commodity Accounts.  Set forth on Schedule 4.14 (as updated pursuant to the provisions of the Guaranty and Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts, Securities Accounts and Commodity Accounts, including, with respect to each bank, securities intermediary or commodity intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts, Securities Accounts or Commodity Accounts maintained with such Person.

4.15         Complete Disclosure.  All written factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on August 16, 2012 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.16         Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.17         Indebtedness.  Set forth on Schedule 4.17 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.18         Payment of Taxes.  Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.19         Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.20         Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.  None of the Borrowers are in the business of producing electric power for delivery to a transmission grid or natural gas to be shipped by interstate pipeline.

4.21         OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.22         Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrowers no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries.  None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.23         Parent as a Holding Company.  Parent is a holding company and does not have any material liabilities (other than (a) liabilities arising under the Loan Documents and the Term Loan Documents, (b) de minimis liabilities, and (c) liabilities arising out of agreements listed on Schedule 4.17 to which Parent is a party), own any material assets (other than de minimis assets and the Equity Interest of the other Borrowers) or engage in any operations or business (other than in connection with its ownership of the other Borrowers and its rights and obligations under the Loan Documents and the Term Loan Documents).

4.24         Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.25         Eligible Accounts.  As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to one or more Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.26         Eligible Inventory.  As to each item of Inventory that is identified by any Borrower as Eligible Finished Goods Inventory, Eligible Raw Materials Inventory, or Eligible Work-in-Process Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.27         Locations of Inventory.  The Inventory of the Loan Parties and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.27 (as such Schedule may be updated pursuant to Section 5.14); provided, , that Inventory of the Loan Parties and their Subsidiaries may be stored with the bailees and warehouseman that are identified by name and address of location on Schedule 4.27.

4.28         Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.29         Bankruptcy.  Each Loan Party has emerged from bankruptcy pursuant to the confirmation order dated March 15, 2011, and the confirmed plans are effective and have been substantially consummated.

4.30         Blocked Account Funds.  The cash, funds, and other property and assets in the Blocked Account are solely the proceeds and products of the sale or other disposition of Inventory (including all Accounts and all proceeds and products thereof).

4.31         Pekin.  AREI owns the Inventory (including all Accounts and all proceeds and products thereof) produced at and sold from the production facilities located at Pekin, Illinois.

4.32         Restructuring Documents.  As of the Closing Date, Borrowers have delivered to Agent true and correct copies of the Restructuring Documents.  No party thereto is in default in the performance or compliance with any provisions thereof and the Restructuring Documents comply in all material respects with all applicable laws.  The Restructuring Documents are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn as of such date.  The execution, delivery and performance of the Restructuring Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (a) consents or approvals that have been obtained and that are still in full force and effect, and (b) notices to be delivered to Governmental Authorities following consummation of the Restructuring.  To each Borrower’s knowledge, none of the representations or warranties of any other Person in any Restructuring Document contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading.

5.             AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1           Financial Statements, Reports, Certificates.  Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 in the manner and no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that each will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2           Collateral Reporting.  Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3           Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4           Maintenance of Properties.  Each Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5           Taxes.  Other than an aggregate amount of not more than $250,000 at any one time for Parent and its Subsidiaries, each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6           Insurance.  Each Borrower will, and will cause each of its Subsidiaries to, at Borrowers’ expense, (a) maintain insurance respecting each Borrower’s and it Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses that are similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Chartis, Travelers Excess Casualty, Zurich Global Energy, Liberty International Underwriters, Lloyds of London are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of each Borrower and its Subsidiaries in effect as of the Closing Date are acceptable to Agent).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at

Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by its or its Subsidiaries’ casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7           Inspection.

(a)           Each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Administrative Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower and during regular business hours.

(b)           Each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.  Agent agrees to provide Administrative Borrower with a copy of the report for any appraisal upon request by Borrowers so long as (i) such report exists, (ii) the third person employed by Agent to perform such appraisals consents to such disclosure, and (iii) Borrowers execute and deliver to Agent a non-reliance letter reasonably satisfactory to Agent.  For clarity, under no circumstances shall Agent be required to provide Administrative Borrower, or any other Borrower, with copies of field examination reports.

5.8           Compliance with Laws.  Each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9           Environmental.  Each Borrower will, and will cause each of its Subsidiaries to:

(a)           Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)           Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)           Possess all material authorizations (including without limitation all permits, approvals, licenses, filings, or registrations) from Governmental Authorities required under Environmental Law to conduct such Borrowers’ ethanol production operations, maintain such authorizations in full force and effect, and operate in material compliance with all such authorizations,

(d)           Promptly notify Agent of any Release of Hazardous Materials in any quantity that would require reporting to a Governmental Authority under Environmental Laws from or at property or assets owned or operated by Parent or its Subsidiaries, providing Agent with copies of any and all reports, assessments, or other documentation relating to such release,

(e)           Promptly undertake any Remedial Actions required to be taken under Environmental Law in the event of any material Release or threat of a material Release of Hazardous Materials that occurs within or otherwise impacts property owned or operated by Parent or its Subsidiaries, providing Agent with copies of any and all reports, assessments, or other documentation relating to such Release, and

(f)            Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice received by any Borrower or any of its Subsidiaries of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to Parent’s or any of its Subsidiaries’ compliance with Environmental Law, providing Agent with copies of any and all documentation relating to such notices or Environmental Actions.

5.10         Disclosure Updates.  Each Borrower will, promptly and in no event later than 10 Business Days after a Responsible Officer obtains knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11         Formation of Subsidiaries.  Each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within (a) 30 days, other than with respect to title insurance or other documentation with respect to Real Property, or (b) 90 days, with respect to title insurance and other documentation with respect to Real Property, after such formation or acquisition (or such later date as permitted by Agent in its sole discretion), (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $3,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject only to (y) Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases and (z) the Liens granted under the Term Loan Documents that are expressly permitted under the terms of the Intercreditor Agreement to be first priority Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12         Further Assurances.  Each Borrower will, and will cause each of the other Loan Parties to, within (a) 30 days, other than with respect to documentation with respect to Real Property, upon the reasonable request of Agent, or (b) 90 days, with respect to documentation with respect to Real Property, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of $3,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by any Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries, including all of the outstanding capital Equity Interests of each Borrower (other than Parent) and each Borrower’s Subsidiaries.

5.13         Lender Meetings.  Borrowers will, within 120 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14         Location of Inventory.  Each Borrower will, and will cause each of its Subsidiaries to, keep its Inventory only at the locations identified on Schedule 4.27 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, that any Borrower may amend Schedule 4.27 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent on or prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States and so long as such location is subject to a Collateral Access Agreement.

5.15         Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, each Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with applicable provisions of ERISA, the IRC and the regulations thereunder with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan (other than claims for benefits, contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the IRC, other than any prohibited transaction that could not reasonably be expected to result in material liability, and (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the IRC, and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Borrower or any Subsidiary, or any ERISA Affiliate could reasonably expect to incur any material liability as may be reasonably requested by Agent.

5.16         Hedge Agreements.  Each Borrower will, and will cause each of its Subsidiaries to, allow WFCF (or one or more of its Affiliates) the first opportunity to bid for all interest rate protection agreements, currency hedge agreements, and commodity hedge agreements to be entered into by any Borrower or one of its Subsidiaries; provided, that the foregoing shall not apply to Hedge Agreements entered into with Macquarie Bank Limited so long as such agreements are permitted by the terms of this Agreement.

5.17         Deposit Accounts, Securities Accounts and Commodity Accounts.   Except as permitted pursuant to Section 6.10(b), each Borrower will, and cause each of its Subsidiaries to, maintain all of the Deposit Accounts, Securities Accounts and Commodity Accounts (other than the Jefferies Commodity Accounts) of the Loan Parties and their Subsidiaries that are organized in a jurisdiction in the United States only at Wells Fargo or one or more of its Affiliates.

5.18                           Port of Indiana Production.  Borrowers shall provide Agent written notice 30 days prior to the commencement by Borrowers of the production of ethanol at the Indiana Port Leased Premises.

5.19                           Blocked Account Funds.

(a)                                  Each Borrower will, and cause each of its Subsidiaries to, deposit and maintain immediately available funds in the Blocked Account to the extent required in accordance with Section 5.20 below, and each Borrower and each of its Subsidiaries may, with the prior written consent of Agent, from time to time, deposit additional funds in the Blocked Account, which shall immediately (and without further action by any party hereto) be deemed to be Blocked Account Funds.  Borrowers hereby authorize Agent, to the extent required pursuant to Section 5.20, to transfer immediately available funds from the Lock Box Account (whether through Agent’s account number 37072820231201068 or otherwise) into the Blocked Account.

(b)                                 Anything to the contrary contained in any Loan Document notwithstanding, Borrowers hereby authorize Agent, in the absence of timely payment in accordance with the terms of this Agreement, of any Letter of Credit Disbursement, Loan, or any other Obligation or upon the occurrence of an Event of Default, and anything to the contrary contained in any Loan Document notwithstanding, to, at its option and without notice to any Borrower, exercise its rights and remedies with respect to the Blocked Account to reimburse or repay (as applicable) the Issuing Bank, Agent, or Lender (as applicable) for the amount of such Letter of Credit Disbursement, Loan, or other Obligation (including issuance charges, usage charges, commissions, fees, and costs set forth in Section 2.6(b) and 2.11(k).

(c)                                  Each Borrower agrees that it may not use the cash, funds, and other property and assets deposited in the Blocked Account for any purpose other than to secure the Obligations.  Without limiting the generality of the foregoing, each Borrower agrees that it shall have no right to withdraw funds from the Blocked Account or otherwise access the Blocked Account except with the prior written consent of Agent; provided that, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto Borrowers shall be in pro forma compliance with the Excess Availability Requirement and the Liquidity Requirement, upon receipt of a written request of Borrowers together with a Borrowing Base Certificate delivered pursuant to Section 5.2 demonstrating that the amount of the Blocked Account Funds then on deposit in the Blocked Account exceeds the then applicable Shortfall Amount, Agent shall permit the release of such excess funds from the Blocked Account.

5.20                           Minimum Liquidity Shortfall.  If, pursuant to the Borrowing Base Certificate delivered to Agent pursuant to Section 5.2, Borrowers have failed to maintain Excess Availability of at least $5,000,000, then within 1 Business Day after receipt by Agent of such Borrowing Base Certificate immediately available funds consisting of proceeds of the sale or other disposition of Inventory or proceeds of other ABL Primary Collateral (as such term is defined in the Intercreditor Agreement) in an amount equal to 103% of the result of (i) $5,000,000 (the “Excess Availability Requirement”) minus (ii) the amount of Excess Availability reported to Agent pursuant to such Borrower Base Certificate (such result, the “Shortfall Amount”) shall have been deposited in the Blocked Account from, at the option of Agent, either (i) the transfer of funds from the Lock Box Account (whether through Agent’s deposit account number 37072820231201068 or otherwise), or (ii) through the deposit by Borrowers of other proceeds from the sale or other disposition of Inventory (it being understood and agreed that Agent has the right, in its sole discretion, to extend such 1 Business Day deadline by providing written notice thereof to Borrowers).  The deposit of such funds shall be deemed to have satisfied the Excess Availability Requirement for such period effective as of each date of determination of any such Shortfall Amount with the same effect as though there had been no failure to comply with the Excess Availability Requirement on such date and any applicable Default or Event of Default which would have resulted therefrom with respect to such period shall be deemed cured for all purposes of this Agreement and the other Loan Documents.  Funds may be released from the Blocked Account pursuant to the terms and conditions set forth in Section 5.19(c) above.

6.                                       NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1                                 Indebtedness.  Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2                                 Liens.  Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3                                 Restrictions on Fundamental Changes.  Borrowers will not, and will not permit any of their Subsidiaries to:

(a)                                  other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and any other Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party (other than Parent) is the surviving entity of any such merger, (iii) any merger between Subsidiaries of Parent that are not Loan Parties, (iv) the New Equity Issuance and the other Equity Transactions consummated as of the Closing Date pursuant to the terms of the applicable Restructuring Documents, and (v) the issuances of the Warrants and the shares of common Equity Interests upon exercise of the Warrants,

(b)                                 liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party (other than Parent) that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or

(c)                                  suspend or modify a substantial portion of its or their business activity levels as conducted on the Closing Date, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4 or Section 5.4.

6.4                                 Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.10, Borrowers will not, and will not permit any of their Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of their assets.

6.5                                  Change Name.  Borrowers will not, and will not permit any of their Subsidiaries to change its or their name, organizational identification number, jurisdiction of organization or organizational identity; provided, that Parent or any of its Subsidiaries may change its name upon at least 10 days prior written notice to Agent of such change.

6.6                                 Nature of Business.  Borrowers will not, and will not permit any of their Subsidiaries to make any change in the nature of their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7                                 Prepayments and Amendments.  Borrowers will not, and will not permit any of their Subsidiaries to:

(a)                                  except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)                           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) the portion of the Term Loan Indebtedness under the Original Term Loan Agreement being cancelled and extinguished on the Closing Date pursuant to the Restructuring Documents, or

(ii)                        make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)                                 directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)                           any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j), (k), and (r)  (which is addressed in clause (ii) below) of the definition of Permitted Indebtedness,

(ii)                        any Term Loan Document in any manner that is not permitted by the terms of the Intercreditor Agreement, or

(iii)                     the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iv)                    the Indiana Port Lease Agreement, or

(c)                                  acquire or purchase the Term Loan Indebtedness pursuant to Section 10.06 of the Term Loan Agreement or otherwise.

6.8                                 Restricted Payments.  Borrowers will not, and will not permit any of their Subsidiaries to, make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)                                  Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons; provided, that (i) prior to and after giving effect to such distributions, Excess Availability is at least $15,000,000, (ii) the aggregate amount of such redemptions made by Parent during any fiscal year of Parent plus the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $2,500,000, and (iii) the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the aggregate amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $5,000,000,

(b)                                 Parent may purchase Equity Interests from its or its Subsidiaries’ employees, in an aggregate amount not to exceed $1,000,000 in any fiscal year of Parent, in connection with the satisfaction of such employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards, and payment of any corresponding requisite amounts to the appropriate Governmental Authority, and

(c)                                  Parent may make payment in cash to holders of Parent’s Equity Interests in lieu of fractional shares in connection with the reverse stock split contemplated in the Equity Documents; and

(d)                                 Parent may make change of control payments calculated in accordance with the Warrant Agreement paid to the holders of the Warrants to the extent such Warrants could be exercised at such time, provided that (x) no Change of Control, other than a Permitted Change of Control (as such term is defined in the Term Loan Agreement as in effect as of the Closing Date), has occurred unless all Obligations are paid in full prior to such payments and (y) any such payments made prior to payment in full of the Obligations shall be made solely from the proceeds of the issuance of new Equity Interests (other than Disqualified Equity Interests) or other equity contributions to Parent and shall not be made with the proceeds of any Collateral.

6.9                                 Accounting Methods.  Borrowers will not, and will not permit any of their Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.10                           Investments; Controlled Investments.  Borrowers will not, and will not permit any of their Subsidiaries to:

(a)                                  except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, or

(b)                                 other than (i) an aggregate amount of not more than $50,000 at any one time, in the case of Parent and its Subsidiaries, (ii) amounts deposited into Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, or (iii) amounts deposited into a Deposit Account specifically and exclusively used to accept the proceeds of Term Loan Primary Collateral (as such term is defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts, Securities Accounts or Commodity Accounts (except for the Jefferies Commodity Accounts at any time prior to the date that is 120 days after the Closing Date) unless Parent or its Subsidiary, as applicable, and the applicable bank, securities intermediary or commodity intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments.  Except as provided in Section 6.10(b)(i), (ii), and (iii) Borrowers shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account, Securities Account, or Commodity Account (other than the Jefferies Commodity Accounts) unless Agent shall have received a Control Agreement in respect of such Deposit Account, Securities Account or Commodity Account.

6.11                           Transactions with Affiliates.  Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of their Subsidiaries except for:

(a)                                  transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)                                 so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

(c)                                  so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)                                 any payments or other transactions pursuant to any tax-sharing agreement between Parent and any other Person with which Parent files a consolidated, combined or unitary tax return or with which Parent is part of consolidated, combined or unitary group for tax purposes,

(e)                                  any transaction with joint venture or similar entity which is otherwise permitted under this Agreement solely because Parent or a Subsidiary of Parent owns an equity interest in or otherwise controls such joint venture or similar entity,

(f)                                    the transactions occurring pursuant to or as contemplated by the Restructuring Documents as in effect on the Closing Date, and

(g)                                 transactions permitted by Section 6.3 or Section 6.8, or any Permitted Intercompany Advance.

6.12                           Use of Proceeds.  Borrowers will not, and will not permit any of their Subsidiaries to, use the proceeds of any loan made hereunder for any purpose other than, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.13                           Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by Parent (including such Qualified Equity Interests to be issued to the New Equity Holders on the Closing Date and the Warrants to be issued to the Original Equity Holders in connection with the Restructuring), Borrowers will not, and will not permit any of their Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of their Equity Interests to any Person other than a Loan Party.

6.14                           Inventory with Bailees.  Borrower will not, and will not permit any of their Subsidiaries to, store their Inventory at any time with a bailee, warehouseman, or similar party other than the bailees listed on Schedule 6.14 (as such Schedule may be updated from time to time with prior written consent of Agent) hereof.

6.15                           Parent as Holding Company.  Borrowers will not, and will not permit any of their Subsidiaries to, permit Parent to incur any liabilities (other than (a) liabilities arising under the Loan Documents, the Term Loan Documents, and the Equity Documents, (b) de minimis liabilities, and (c) liabilities arising out of agreements listed on Schedule 4.17 to which Parent is a party), own or acquire any assets (other than de minimis assets and the Equity Interests of the other Borrowers and their Subsidiaries) or engage itself in any operations or business, except in connection with its ownership of the other Borrowers and its rights and obligations under the Loan Documents and the Term Loan Documents.

7.                                       FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

7.1                                 Minimum Liquidity.  Maintain at all times from and including the date of this Agreement until the Maturity Date, (a) at any time that the aggregate principal amount of outstanding Revolving Loans is less than $1,000,000, (i) Excess Availability of at least $5,000,000 and (ii) Excess Availability plus Qualified Cash of at least $10,000,000, and (b) at any time that the aggregate principal amount of outstanding Revolving Loans is greater than or equal to $1,000,000, Excess Availability of at least $10,000,000 (the requirements set forth in the foregoing clauses (a) and (b) are each herein referred to as the “Liquidity Requirement”).

7.2                                 Minimum Ethanol Production.  Maintain, from and including the date hereof until the Maturity Date, ethanol production of at least 80,000,000 gallons of ethanol, during any trailing 12 month period ending as of any calendar month most recently ended after the date hereof, in the aggregate for all of Borrowers’ ethanol production plants (excluding the Mt. Vernon Facility and any other such plants where Agent does not have a perfected first priority security interest in the Accounts and Inventory related thereto).

8.                                       EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                                 Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2                                 Covenants.  If any Loan Party or any of its Subsidiaries:

(a)                                  fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, or 5.17 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Guaranty and Security Agreement;

(b)                                 fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, and 5.8 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; or

(c)                                  fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3                                 Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4                                 Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5                                 Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6                                 Default Under Other Agreements.  If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $2,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder; (b)  an acceleration of the Term Loan Indebtedness under any of the Term Loan Documents; (c) there exists an Event of Default (as such terms are defined in the Term Loan Agreement) under any of the Term Loan Documents; (d) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party; or (e) a default or breach under the Indiana Port Lease Agreement;

8.7                                 Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8                                 Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9                                 Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of (y) Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases and (z) Liens granted under the Term Loan Documents that are expressly permitted under the terms of the Intercreditor Agreement to be first priority Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under such Loan Document, or (b) as the result of an action or failure to act on the part of Agent;

8.10                           Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11                           Change in Control.  A Change in Control shall occur after the Closing Date, whether directly or indirectly;

8.12                           Employee Benefits.  The occurrence of any of the following events with respect to any Loan Party or any of its ERISA Affiliates: (i) any Loan Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or 430 of the IRC, any of them are required to pay as contributions to such Pension Plan, and such failure could reasonably be expected to result in liability in excess of $2,500,000, (ii) an accumulated funding deficiency or funding shortfall in excess of $2,500,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (iii) a Termination Event which could reasonably be expected to result in liability in excess of $2,500,000, either individually or in the aggregate, or (iv) any Loan Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and incurs a withdrawal liability requiring payments in an amount exceeding $2,500,000; or

8.13                           Restraining Orders.  If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole.

9.                                       RIGHTS AND REMEDIES.

9.1                                 Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)                                  (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, (ii) terminate any Letter of Credit that may be terminated in accordance with its terms, and (iii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)                                 declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)                                  exercise all other rights and remedies available to Agent or the other members of the Lender Group under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any

Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agrees that they will provide) (1) Letter of Credit Cash Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by each Borrower.

9.2                                 Remedies Cumulative.  The rights and remedies of the Lender Group and the Bank Product Providers under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                                 WAIVERS; INDEMNIFICATION.

10.1                           Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2                           The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3                           Indemnification.  Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that no Borrower shall be liable for costs and expenses (including attorneys’ fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of either any presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.                                 NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid or delivered electronically as set forth pursuant to the terms of Section 5.1) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
One Lincoln Centre
5400 LBJ Freeway, Suite 450
Dallas, Texas 75240
Attn: Corporate Controller and Corporate Counsel
Fax No.: (214) 451-6799

with copies to:	AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, NY 10036-6745
Attn: Ackneil M. Muldrow III, Esq.
Fax No.: 212.872.1002

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn: Business Finance Division Manager
Fax No.: (310) 453-7413

with copies to:	PAUL HASTINGS LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: John Francis Hilson, Esq.
Fax No.: (213) 996-3300

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt, the date of electronic delivery pursuant to Section 5.1 or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.                                 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                                  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)                                 EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN

DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                                  NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                                    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)                           WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)                        THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)                    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)                    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)                       THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)                    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)                 THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.                                 ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1                           Assignments and Participations.

(a)                                  (i)  Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate to one or more assignees (each, an “Assignee”) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, Administrative Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, Administrative Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                              Administrative Borrower; provided, that no consent of Administrative Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) of a Lender, or a Related Fund of such Lender; provided further, that Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)                                Agent, Swing Lender, and Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              no assignment may be made to (i) so long as no Event of Default has occurred and is continuing, an Ineligible Institution, (ii) so long as no Event of Default has occurred and is continuing, a Competitor, or (iii) a natural person,

(B)                                no assignment may be made to a Loan Party or any Affiliate of a Loan Party,

(C)                                the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);

(D)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E)                                 the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee.

(F)                                 unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and

(G)                                the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)                                 From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon Agent’s receipt of the required processing fee, if applicable, and Agent’s receipt of the executed Assignment and Acceptance pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to an Ineligible Institution, a Competitor, or a natural person, (vi) no participation shall be sold to a Loan Party or any Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                                    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)                                 Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2                           Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.                                 AMENDMENTS; WAIVERS.

14.1                           Amendments and Waivers.

(a)                                  No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                           increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii)                        postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)                     reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),

(iv)                    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)                       amend, modify, or eliminate Section 3.1 or Section 3.2,

(vi)                    amend, modify, or eliminate Section 15.11,

(vii)                 other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)              amend, modify, or eliminate the definitions of “Required Lenders”, or “Pro Rata Share”,

(ix)                      contractually subordinate any of Agent’s Liens,

(x)                         other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)                      amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f),

(xii)                   amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are a Loan Party or an Affiliate of a Loan Party, or

(xiii)                the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Finished Goods Inventory, Eligible Inventory, Eligible Raw Materials Inventory, and Eligible Work-in-Process Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).

(b)                                 No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)                           the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)                        the terms or provisions of the Intercreditor Agreement, without the written consent of Agent and the Required Lenders, and

(iii)                     any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders.

(c)                                  No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders.

(d)                                 No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders.

(e)                                  Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender..

14.2                           Replacement of Certain Lenders.

(a)                                  If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, (ii) any Lender makes a claim for compensation under Section 16, or (iii) any Lender is at such time a Defaulting Lender, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace such Defaulting Lender, any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)                                 Prior to the effective date of such replacement, the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Defaulting Lender, Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Defaulting Lender’s, Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3                           No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.                                 AGENT; THE LENDER GROUP.

15.1                           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2                           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3                           Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related

Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4                           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5                     Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6                     Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7                           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8                           Agent in Individual Capacity.  WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or its Affiliates or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9                     Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10               Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or its Affiliates or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11                     Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)                                 Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12                     Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13               Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14               Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15               Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16               Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                                    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Parent or such Subsidiary the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17                     Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.                                 WITHHOLDING TAXES.

16.1                           Payments.  All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16.  If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.  Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2                           Exemptions.

(a)                                  Each Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)                           if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)                        if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)                     if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)                    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)                      a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)                                 Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances (including the designation of a new lending office) which would modify or render invalid any claimed exemption or reduction.

(c)                                  If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)                                 If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3                           Reductions.

(a)                                  If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)                                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4                           Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all reasonable out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

17.                                 GENERAL PROVISIONS.

17.1                           Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2                           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3                           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4                           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5                           Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product

Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Guarantors.

17.6                           Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7                           Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8                           Revival and Reinstatement of Obligations; Certain Waivers.

(a)                                  If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrowers or any Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

(b)                                 Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

17.9                           Confidentiality.

(a)                                  Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Administrative Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Administrative Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)                                 Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and may otherwise use the name, logos, and other insignia of Borrowers or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

(c)                                  The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10       Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.11       Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12       Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13       Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from the members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower, and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group and the Bank Product Providers shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group and the Bank Product Providers to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and each Bank Product Provider and hold each member of the Lender Group and each Bank Product Provider harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group and the Bank Product Providers by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s and the Bank Product Provider’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14       No Novation.  This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement, does not discharge the other obligations of Borrowers under the Original Credit Agreement, and does not discharge or release the liens granted to PNC, as agent, which shall continue to secure the “Obligations” under the Original Credit Agreement as renewed, amended, restated and modified hereby and under the Guaranty and Security Agreement, or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of its obligations or liabilities under the Original Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith.  Each Borrower hereby (a) confirms and agrees that each Loan Document (as defined in the Original Credit Agreement) to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date, all references in any such Loan Document (as defined in the Original Credit Agreement) to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Loan Document (as defined in the Original Credit Agreement) purports to assign or pledge to any of Agent or the Lender Group or the Bank Product Providers or to grant to any of Agent or the Lender Group or the Bank Product Providers a security interest in or lien on, any collateral as security for the obligations of Borrowers from time to time existing in respect of the Original Credit Agreement or the Loan Documents (as defined in the Original Credit Agreement), such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

17.15       Intercreditor Legend.  Agent, for itself and on behalf of the Lender Group and the Bank Product Providers, (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens on the Term Loan Primary Collateral as defined, and provided for, in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) solely with respect to each member of the Lender Group and each Bank Product Provider, authorizes and instructs Agent to enter into the Intercreditor Agreement as agent for and representative of such member of the Lender Group or such Bank Product Provider, as applicable.  The foregoing provisions are intended as an inducement to the Term Loan Secured Parties (as such term is defined in the Intercreditor Agreement) under the Term Loan Documents (as such term is defined in the Intercreditor Agreement) to continue to have credit extended to Borrowers and such Term Loan Secured Parties are intended third party beneficiaries of such provisions.

17.16       Acknowledgment of Prior Obligations and Continuation Thereof .  Each of the Borrowers (a) consents to the amendment and restatement of the Original Credit Agreement by this Agreement; and (b) acknowledges and agrees that (i) its Obligations and other Indebtedness incurred in favor of Agent and Lenders under any Loan Document, including, without limitation, the Control Agreements, the Copyright Security Agreement, the Estoppel Agreement, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Existing Letters of Credit, the Mortgages, the Patent Security Agreement, the PNC Mortgage Assignments, the Existing Port of Indiana Subordination Agreement, the

Trademark Security Agreement, and any other Loan Documents not being amended and restated on the Closing Date, to which it is a party, and (ii) the prior grant or grants of security interests and Liens in favor of the Agent in its properties and assets, under each Loan Document (as defined in the Original Credit Agreement) to which it is a party shall be in respect of the obligations of each Borrower under this Agreement and the other Loan Documents; (c) reaffirms (i) all of its obligations owing to the Lender Group, and (ii) all prior grants of Liens in favor of Agent under each Loan Document (as defined in the Original Credit Agreement); (d) except as expressly amended hereby or by any of the other Loan Documents, continues to pledge and grant to Agent a security interest in and to all of the right, title and interest of each Borrower in, to and under the Collateral to secure the prompt payment and performance of all of the Obligations and other Indebtedness of each Borrower under the Loan Documents; and (e) agrees that, except as expressly amended hereby or by any of the other Loan Documents, each of the Loan Documents (as defined in the Original Credit Agreement) to which it is a party is and shall remain in full force and effect.  Each Borrower acknowledges that, under the Original Credit Agreement, in each case through 11:00 a.m. (California time) on September 21, 2012:  (i) the aggregate outstanding principal amount of the Revolving Loans is $0, (ii) the accrued but unpaid interest on such Revolving Loans is $14.94, (iii) the accrued but unpaid amount of the continuing unused line fee due under Section 2.10(b) of the Original Credit Agreement is $11,772.59, (iv) the aggregate outstanding face amount of all Existing Letters of Credit is $7,615,208.00, and (v) the accrued and unpaid Letter of Credit fee payable with respect to the Existing Letters of Credit is $23,268.69.  Each Borrower hereby confirms and agrees that all outstanding principal, interest and fees (including such accrued and unpaid principal, interest, and fees set forth in the immediately preceding sentence) and other obligations under the Original Credit Agreement immediately prior to the Closing Date shall, to the extent not paid on the Closing Date, from and after the Closing Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Liens granted to Agent pursuant to the terms of the Loan Documents, this Agreement and the other Loan Documents.  Although each Borrower and each other Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, it understands that neither Agent nor any other member of the Lender Group shall have any obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments or modifications, and nothing herein shall create such a duty.

17.17       Release and Covenant Not to Sue.

(a)           Effective on the date hereof, each of each Borrower and each Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Agent, each Lender, Issuing Bank, each Bank Product Provider, and each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to such Borrower or such Guarantor (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Borrower or such Guarantor ever had from the beginning of the world to the date hereof, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in the Loan Documents effective as of the date hereof and other than Claims resulting from the willful misconduct or gross negligence of a Releasee, as determined by the final, non-appealable judgment of a court of competent jurisdiction.  As to each and every Claim released hereunder, each of each Borrower and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each of each Borrower and each Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

(b)           Each of each Borrower and each Guarantor acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each of each Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Each of each Borrower and each Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release.  Each of each Borrower and each Guarantor further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents.  If any Borrower, any Guarantor or any of their respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation

	By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Chief Financial Officer

AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation

	By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Senior Vice President, Assistant Secretary and Treasurer

AVENTINE RENEWABLE ENERGY — AURORA WEST, LLC, a Delaware limited liability company

	By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Treasurer

AVENTINE RENEWABLE ENERGY — MT VERNON, LLC, a Delaware limited liability company

	By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Treasurer

AVENTINE RENEWABLE ENERGY — CANTON, LLC, a Delaware limited liability company

	By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Treasurer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

AVENTINE POWER, LLC, a Delaware limited liability company

By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Treasurer

NEBRASKA ENERGY, L.L.C., a Kansas limited liability company

By:	/s/ Calvin Stewart
Name: Calvin Stewart
Title: Senior Vice President, Assistant Secretary and Treasurer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Daniel Whitwer
Name: Daniel Whitwer
SVP

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance Agreement
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule C-2	Coop Litigation
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule N-1	New Equity Holders
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1(a)	Specified Account Debtors
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Parent
Schedule 4.1(c)	Capitalization of Parent’s Subsidiaries
Schedule 4.6(a)	Name and Jurisdiction of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Tax Identification Numbers and Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.11	Employee Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.14	Deposit Accounts and Securities Accounts
Schedule 4.17	Indebtedness
Schedule 4.27	Locations of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business
Schedule 6.14	Bailees

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                                  between                                                        (“Assignor”) and                                                          (“Assignee”).  Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

In accordance with the terms and conditions of Section 13 of the Credit Agreement, Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, that interest in and to Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is eligible as an “Assignee” under the terms of the Credit Agreement, (d) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the tax forms and documentation required to be delivered by it pursuant to the terms of the Credit Agreement.

Following the execution of this Assignment Agreement by Assignor and Assignee, Assignor and Assignee will deliver to Agent and Administrative Borrower this Assignment Agreement, together with payment instructions, addresses, and related information with respect to Assignee.  The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by Assignor and Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of Agent and Administrative Borrower, and (d) the date specified on Annex I.

As of the Settlement Date (a) Assignee shall (i) be a party to the Credit Agreement and (ii) to the extent that rights and obligations under the Credit Agreement have been assigned to Assignee pursuant to this Assignment Agreement, be a “Lender” and have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents, and (b) Assignor shall, to the extent that rights and obligations under the Credit Agreement and the other Loan Documents have been assigned by Assignor pursuant to this Assignment Agreement, relinquish its rights (except with respect to Section 10.3 of the Credit Agreement) and be released from any future obligations under the Credit Agreement and the other Loan Documents (and if this Assignment Agreement covers all or the remaining portion of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, Assignor shall cease to be a party to the Credit Agreement and the other Loan Documents), provided, that nothing contained herein shall release Assignor from obligations that survive the termination of this Agreement, including Assignor’s obligations under Section 15 and Section 17.9(a) of the Credit Agreement.

Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I).  From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Assignment Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

THE VALIDITY OF THIS ASSIGNMENT AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

[signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[SIGNATURE PAGE TO ASSIGNMENT AND ACCEPTANCE AGREEMENT]

[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

[ACCEPTED THIS DAY OF

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company,
as Agent and Swing Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Issuing Bank

By:
Name:
Title:](1)

[ACCEPTED THIS DAY OF

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.,
a Delaware corporation, as Administrative Borrower

By:
Name:
Title:](2)

(1)  Include to the extent required by Section 13.1(a) of the Credit Agreement.

(2)  Include to the extent required by Section 13.1(a) of the Credit Agreement.

4

ANNEX I TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.

Borrowers: Aventine Renewable Energy Holdings, Inc., a Delaware corporation, Aventine Renewable Energy, Inc., a Delaware corporation, Aventine Renewable Energy — Aurora West, LLC, a Delaware limited liability company, Aventine Renewable Energy — Mt Vernon, LLC, a Delaware limited liability company, Aventine Renewable Energy — Canton, LLC, a Delaware limited liability company, Aventine Power, LLC, a Delaware limited liability company, and Nebraska Energy, L.L.C., a Kansas limited liability company

2.	Name and Date of Credit Agreement:

Second Amended and Restated Credit Agreement, dated as of September 24, 2012, by and among Borrowers, the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as agent for the Lenders

3.	Date of Assignment Agreement:

4.	Amounts:

	Assigned Amount of Commitment	$

	Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

	Assignee:	Assignor:

EXHIBIT B-1

[see attached]

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrowers’ letterhead]

To:                              Wells Fargo Capital Finance, LLC, as Agent
under the below referenced Credit Agreement
2450 Colorado Avenue

Suite 3000 West

Santa Monica, California  90404

Attn:  Business Finance Division Manager

Fax No.:  (310) 453-7413

Re:          Compliance Certificate dated                , 20

Ladies and Gentlemen:

Reference hereby is made to that certain Second Amended and Restated Credit Agreement, dated as of September 24, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Aventine Renewable Energy Holdings, Inc., a Delaware corporation (“Parent”), Aventine Renewable Energy, Inc., a Delaware corporation (“AREI”), Aventine Renewable Energy — Aurora West, LLC, a Delaware limited liability company (“ARE-AW”), Aventine Renewable Energy — Mt Vernon, LLC, a Delaware limited liability company (“ARE-MT”), Aventine Renewable Energy — Canton, LLC, a Delaware limited liability company (“ARE-C”), Aventine Power, LLC, a Delaware limited liability company (“Power”), and Nebraska Energy, L.L.C., a Kansas limited liability company (“Nebraska”; together with Parent, AREI, ARE-AW, ARE-MT, ARE-C and Power, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as agent for the Lenders (“Agent”).  All initially capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies that:

1.             The financial information of Parent and its Subsidiaries furnished in Schedule 1 [attached hereto] [by filing such financial information with the Securities and Exchange Commission on                     , 20    ], has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.

2.             Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and conditions of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3.             Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.             The representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects (except that such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), except as set forth on Schedule 3 attached hereto.

5.             Borrowers are in compliance with the covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

6.             The following Form 8-Ks were filed over the last period:

7.             The following filings, other than Form 8-Ks, were made with the SEC over the last period:

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this             day of                                                , 20                   .

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.,
a Delaware corporation, as Administrative Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenant

1.             Minimum Liquidity.

[Borrowers’ Excess Availability is $                             and Excess Availability plus Qualified Cash is $                            , as of                   ,                 , which amounts [are/are not] greater than or equal to the amounts required by Section 7.1(a) of the Credit Agreement for the corresponding period.](3)

[Borrowers’ Excess Availability is $                            , as of                   ,                 , which amount [is/is not] greater than or equal to the amounts required by Section 7.1(b) of the Credit Agreement for the corresponding period.](4)

2.             Minimum Ethanol Production.

For the trailing twelve month period ending                   ,                 , the aggregate for all of Borrowers’ ethanol production plants (excluding the Mt. Vernon Facility and any other such plants where Agent does not have a perfected first priority security interest in the Accounts and Inventory related thereto)  produced                    gallons of ethanol, which amount [is/is not] greater than or equal to the amount set forth in Section 7.2 of the Credit Agreement.

(3)  To be used if the aggregate principal amount of outstanding Revolving Loans is less than $1,000,000.

(4)  To be used if the aggregate principal amount of outstanding Revolving Loans is greater than or equal to $1,000,000.

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as Agent
under the below referenced Credit Agreement
2450 Colorado Avenue

Suite 3000 West

Santa Monica, California  90404

Attn:  Business Finance Division Manager

Fax No.:  (310) 453-7413

Ladies and Gentlemen:

Reference hereby is made to that certain Second Amended and Restated Credit Agreement, dated as of September 24, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Aventine Renewable Energy Holdings, Inc., a Delaware corporation (“Parent”), Aventine Renewable Energy, Inc., a Delaware corporation (“AREI”), Aventine Renewable Energy — Aurora West, LLC, a Delaware limited liability company (“ARE-AW”), Aventine Renewable Energy — Mt Vernon, LLC, a Delaware limited liability company (“ARE-MT”), Aventine Renewable Energy — Canton, LLC, a Delaware limited liability company (“ARE-C”), Aventine Power, LLC, a Delaware limited liability company (“Power”), and Nebraska Energy, L.L.C., a Kansas limited liability company (“Nebraska”; together with Parent, AREI, ARE-AW, ARE-MT, ARE-C and Power, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as agent for the Lenders (“Agent”).  All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $                 (the “LIBOR Rate Loan”), and is a written confirmation of the telephonic notice of such election given to Agent.

The LIBOR Rate Loan will have an Interest Period of 1, 2, or 3 month(s) commencing on                                     .

This LIBOR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Each Borrower represents and warrants that (i) each representation and warranty contained in or pursuant to any Loan Document or any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document is true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of the date hereof and as of the effective date of any Revolving Loan, continuation or conversion requested above (except to the extent any representation or warranty expressly related to an earlier date, in which case such representation or warranty shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

[signature page follows]

9

Dated:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.,
a Delaware corporation, as Administrative Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By:
Name:
Title:

[SIGNATURE PAGE TO LIBOR NOTICE]

Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 4124923707 with the account name “Wells Fargo Capital Finance, LLC” that is maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #121-000-248.

Schedule A-2

Authorized Persons

Loan Party	Name of Officer	Title/Position of Officer
Parent	John W. Castle	President, Chief Executive Officer and Secretary
Parent	Calvin Stewart	Chief Financial Officer
AREI	John W. Castle	Vice President of Finance and Secretary
AREI	Calvin Stewart	Senior Vice President, Assistant Secretary and Treasurer
ARE-AW, ARE-MT, Power, ARE-C	John W. Castle	Vice President and Secretary
ARE-AW, ARE-MT, Power, ARE-C	Calvin Stewart	Treasurer
Nebraska	John W. Castle	Vice President of Finance and Secretary
Nebraska	Calvin Stewart	Senior Vice President, Assistant Secretary and Treasurer

Schedule C-1

Commitments

Lender	Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$30,000,000	$30,000,000
All Lenders	$30,000,000	$30,000,000

Schedule C-2

Coop Litigation

1.                                       On May 31, 2012, Parent served Aurora Cooperative Elevator Company (“Aurora”) with a petition for declaratory relief filed in the District Court of Dallas County, Texas, 160th Judicial District.  The petition alleges, among other things, that Aurora has improperly threatened — in direct contravention of the agreement between Parent and Aurora — to invoke a contractual option to repurchase the land on which Parent’s Aurora West ethanol plant (the “Plant”) is located.  Aurora’s stated position is that Aurora has the right to invoke the option if the Plant has not been producing ethanol for thirty days, at a daily rate equivalent to an annualized production rate of 90 million gallons, by July 31, 2012.

The petition alleges that the contract setting forth the option does not require thirty days of production in order to prevent Aurora’s exercise of the contractual option.  Rather Parent asserts the contract only requires that Parent “diligently pursue construction” of the Plant “to completion by July 1, 2012,” where “diligently pursue construction . . . to completion” does not mean “operation” or “production.” Parent is seeking a declaratory judgment that Parent was not required to operate the plant or produce ethanol at the Plant at the rates or amounts asserted by Aurora before July 31, 2012 and Parent need not operate the Plant or meet the production requirements to avoid the exercise of the contractual option.  On June 22, 2012, Aurora removed the action to the United States District Court for the Northern District of Texas.  Parent intends to pursue any and all rights available to it with respect to the foregoing.

On June 21, 2012, Aurora initiated a separate counter-action against Parent in the District Court of Hamilton County, Nebraska.  The petition alleges that Parent has repudiated its agreement with Aurora—the same agreement at issue in the litigation in Texas—and seeks specific performance under its terms.  Aurora’s position is that Parent did not “diligently pursue construction . . . to completion” because it did not operate the Plant to demonstrate that it was complete.  Aurora has asked for a judgment requiring Parent to sell the land on which the Plant is located.  On July 3, 2012, Parent removed the action to the United States District Court for the District of Nebraska.  Parent intends to defend all of its rights with respect to the agreement and its Plant.

2.                                       On Monday, September 16, 2012, Aurora provided Parent with a courtesy copy of a letter of complaint initiating an arbitration before the National Grain and Feed Association (the “NGFA Arbitration”). The letter of complaint claims that Parent is liable to Aurora for approximately $1.8 million for losses allegedly sustained by Aurora in connection with certain quantities of corn that Aurora claims it purchased for Parent under the Aventine Grain Supply Agreement, which governs certain corn purchases for Parent’s Aurora West ethanol facility.  Parent disputes liability.

On the same date, Parent sent to Aurora a letter noting that Aurora is past due on certain payments required to be made under that same Grain Supply Agreement and under the Aventine Marketing Agreement, and therefore terminating both agreements.  On Thursday, September 19, 2012, Aurora provided Parent with a courtesy copy of a complaint filed by Aurora in federal court in Nebraska (the “Termination Litigation”), in which Aurora principally seeks a declaration that the Grain Supply Agreement and Marketing Agreement were not terminable on the grounds asserted by Parent, and that these agreements remain in effect.  Parent contends that these agreements were terminable and have been terminated, and intends to vigorously defend its rights in connection with both the NGFA Arbitration and the Termination Litigation.

Schedule D-1

Designated Account

Account number 4123507220 of AREI maintained with AREI’s Designated Account Bank, or such other deposit account of Administrative Borrower or AREI (located within the United States) that has been designed as such, in writing, by Administrative Borrower to Agent.

“Designated Account Bank” means Wells Fargo Bank, N.A., whose address is PO Box 63020, San Francisco, CA  94163.

Schedule E-1

Eligible Inventory Locations

Address of Location Where Equipment, Inventory or Other
Tangible Personal Property is Maintained or Kept
(excluding inventory held by common carriers in the
ordinary course)
(Property owner name, if different)

Description of Assets at Such Location
Kinder Morgan Liquid Terminals, L.L.C. 8500 West 68th Street Argo, IL 60501	Inventory
Parke Warehouse 1800 E Garfield Avenue Decatur, IL 62525 (Parke and Son, Inc.)	Inventory
Bell Enterprises 30082 Harding Road Deer Creek, IL 61733	Inventory
J & L Dock facilities Foot of Sanger St. Peoria, IL 61602	Inventory
Peoria Barge Terminal Foot of Sanger St. Peoria, IL 61602 (Finch Family Land Trust)	Inventory
Buckeye Terminals, L.L.C. 14410 N. Old Galena Road Chillicothe, IL 61523	Inventory
Buckeye Terminals, L.L.C. 18264 N. US Highway 45 Effingham, IL 62401	Inventory
AREI 1300 S. Second Street Pekin, IL 61554	Manufacturing Equipment, Inventory
Nebraska 1205 S. “O” Road Aurora, NE 68818	Manufacturing Equipment, Inventory
ARE-AW 2103 Harvest Drive Aurora, Nebraska 68818	Manufacturing Equipment, Inventory
ARE-C 23133 E County Hwy 6 Canton, IL 61520	Manufacturing Equipment, Inventory
ARE-MT 7201 Port Road Mt. Vernon, IN 47620	Manufacturing Equipment, Inventory

Schedule E-2

Existing Letters of Credit

Applicant	Issuer	Beneficiary	Amount	Effective Date	Expiration Date
ARE-AW	Wells Fargo Bank, National Association	Kinder Morgan Interstate Gas Transmission LLC	$4,978,000.00	7/21/2010	7/21/2013
ARE-AW	Wells Fargo Bank, National Association	Southern Public Power District	$100,000.00	8/19/2010	8/19/2013
ARE-MT	Wells Fargo Bank, National Association	Southern Indiana Gas & Electric	$2,367,208.00	10/5/2010	10/1/2012
AREI	Wells Fargo Bank, National Association	Florida Department of Revenue	$170,000.00	10/20/2011	10/14/2012

Schedule P-1

Permitted Investments

Holder	Issuer	Ownership Interest / Number of Shares or Interests Owned	Class/Type of Interest	Certificate No.
AREI	Advanced Bio-Energy LLC	131,579	Membership Interest	852
Parent	Imperial Petroleum, Inc.	425,000	Common Stock	7206
AREI	Northeast Iowa Ethanol*	7.9%	Membership Interest	Uncertificated
AREI	TriStates Ethanol Company LLC*	15.1%	Membership Interest	Uncertificated
AREI	Fluid Technologies n/k/a Micap Plc*	1.9%	Membership Interest	254 and 407

*These investments are unlikely to be recoverable and have been written down to $0 on Aventine’s general ledger and financial records.

Schedule P-2

Permitted Liens

Name of Debtor	Name of Current Secured Party	Jurisdiction	Filing Date	File Number	Type of Lien
Aventine Renewable Energy Holdings, Inc.	Citibank, N.A., as Collateral Agent	Delaware	12/22/2010	2010 4551317	UCC-1 securing all assets, whether now owned or hereafter acquired
Aventine Renewable Energy Holdings, Inc.	Citibank, N.A., as Collateral Agent	Delaware	09/14/2012	2012 3554641	UCC-3 Amendment to file no. 2010 4551317 to update debtor’s address.
Aventine Renewable Energy, Inc.	Citibank, N.A., as Collateral Agent	Delaware	12/22/2010	2010 4551176	UCC-1 securing all assets, whether now owned or hereafter acquired
Aventine Renewable Energy, Inc.	Citibank, N.A., as Collateral Agent	Delaware	09/14/2012	2012 3554666	UCC-3 Amendment to file no. 2010 4551176 to update debtor’s address.
Aventine Renewable Energy — Aurora West, LLC	Citibank, N.A., as Collateral Agent	Delaware	12/22/2010	2010 4551036	UCC-1 securing all assets, whether now owned or hereafter acquired
Aventine Renewable Energy — Aurora West, LLC	Citibank, N.A., as Collateral Agent	Delaware	09/14/2012	2012 3554799	UCC-3 Amendment to file no. 2010 4551036 to update debtor’s address.
Aventine Renewable Energy — Mt Vernon, LLC	Citibank, N.A., as Collateral Agent	Delaware	12/22/2010	2010 4551101	UCC-1 securing all assets, whether now owned or hereafter acquired
Aventine Renewable Energy — Mt Vernon, LLC	Citibank, N.A., as Collateral Agent	Delaware	09/14/2012	2012 3554856	UCC-3 Amendment to file no. 2010 4551101 to update debtor’s address.
Aventine Renewable Energy — Mt Vernon, LLC	Citibank, N.A., as Collateral Agent	Delaware	09/21/2012	2012 3647510	UCC-3 Amendment to file no. 2010 4551101 to correct debtor’s name.

Name of Debtor	Name of Current Secured Party	Jurisdiction	Filing Date	File Number	Type of Lien
Nebraska Energy, L.L.C.	Citibank, N.A., as Collateral Agent	Kansas	12/22/2010	6757504	UCC-1 securing all assets, whether now owned or hereafter acquired
Nebraska Energy, L.L.C.	Citibank, N.A., as Collateral Agent	Kansas	09/14/2012	6935530	UCC-3 Amendment to file no. 6757504 to update debtor’s address.
Aventine Power, LLC	Citibank, N.A., as Collateral Agent	Delaware	12/22/2010	2010 4550954	UCC-1 securing all assets, whether now owned or hereafter acquired
Aventine Power, LLC	Citibank, N.A., as Collateral Agent	Delaware	09/14/2012	2012 3554757	UCC-3 Amendment to file no. 2010 4550954 to update debtor’s address.
Aventine Renewable Energy — Canton, LLC	Citibank, N.A., as Collateral Agent	Delaware	12/22/2010	2010 4551358	UCC-1 securing all assets, whether now owned or hereafter acquired
Aventine Renewable Energy — Canton, LLC	Citibank, N.A., as Collateral Agent	Delaware	09/14/2012	2012 3554823	UCC-3 Amendment to file no.2010 4551358 to update debtor’s address.
Aventine Renewable Energy Holdings, Inc.	Aurora Cooperative Elevator Company	Hamilton County, NE	08/06/2007

Memorandum of Real Estate Option by and between Aventine Renewable Energy Holdings, Inc. and Aurora Cooperative Elevator Company dated July 24, 2007, recorded August 6, 2007, as Book 46, Page 235, as affected by the Memorandum of Amended Real Estate Option dated March 15, 2010, recorded April 1, 2010, as Book 48, Page 77, by and between Aventine Renewable Energy Holdings, Inc. and Aurora Cooperative Elevator Company

Aventine Renewable Energy Holdings, Inc	Spoon River Electric Cooperative	Fulton County, IL	09/06/2006

Mortgage made by Central Illinois Energy Cooperative to Spoon River Electric Cooperative dated September 6, 2006, recorded September 7, 2006, as Document 0607109, as affected by Assignment and Assumption of Mortgage dated August 6, 2010, recorded August 19, 2010, as Document 1035196, from New CIE Energy Opco,

Name of Debtor	Name of Current Secured Party	Jurisdiction	Filing Date	File Number	Type of Lien
				LLC, to Aventine Renewable Energy Holdings, Inc. (the “Spoon River Mortgage”)
Aventine Renewable Energy, Inc.	Citibank, N.A. as Agent	Tazewell County, Illinois	03/29/2011	201100005692	Mortgage recorded to secure repayment indebtedness of $225,000,000 to Citibank, N.A., as Agent
Nebraska Energy, L.L.C.	Chicago Title Insurance Company, as Trustee, for the benefit of Citibank, N.A., as Agent	Hamilton County, Nebraska	03/29/2011	Page 267, Page 81	Deed of Trust recorded to secure repayment indebtedness of $225,000,000 to Citibank, N.A., as Agent
Aventine Renewable Energy — Aurora West, LLC	Chicago Title Insurance Company, as Trustee, for the benefit of Citibank, N.A., as Agent	Hamilton County, Nebraska	03/29/2011	Book 267, Page 79	Deed of Trust recorded to secure repayment indebtedness of $225,000,000 to Citibank, N.A., as Agent
Aventine Renewable Energy — Mt Vernon, LLC	Citibank, N.A., as Agent	Posey County, Indiana	03/25/11	201101239	Mortgage recorded to secure repayment indebtedness of $225,000,000 to Citibank, N.A., as Agent
Aventine Renewable Energy — Canton, LLC	Citibank, N.A., as Agent	Fulton County, Illinois	04/01/2011	1139255	Mortgage recorded to secure repayment indebtedness of $225,000,000 to Citibank, N.A., as Agent
Aventine Renewable Energy — Canton, LLC	N/A	Fulton County, IL	10/01/2009	Document 0929775	Development Agreement by and between the County of Fulton, Illinois and Riverland Biofuels, LLC.
Aventine Renewable Energy, Inc.	N/A	Tazewell County, IL	05/06/1968	Vol. 792, Pg. 455	Mineral rights reserved by Peoria Terminal Company in Warranty Deed to Corn Products Company dated April

Name of Debtor	Name of Current Secured Party	Jurisdiction	Filing Date	File Number	Type of Lien
26, 1968.
Aventine Renewable Energy — Mt Vernon, LLC	N/A	Posey County, IN	12/08/1942	Deed Record 56, Pg. 343	Mineral reservation contained in Warranty Deed from Alonzo Allyn and Olive B. Allyn, his wife, to Casper Graulich and Julia Graulich, husband and wife, dated November 19, 1942.
Nebraska Energy, L.L.C.	Wilmington Trust, FSB, as Collateral Agent	Hamilton County, NE	03/19/2010	Book 259, Page 172

UCC-1 securing all right, title and interest to real property described in Exhibit A thereto and all improvements, fixture property, security property, leases, rents, agreements, and awards related thereto.

Aventine Renewable Energy Holdings, Inc.	Wilmington Trust, FSB, as Collateral Agent	Hamilton County, NE	05/21/2010	Book 261, Page 37

UCC-1 securing all right, title and interest to real property described in Exhibit A thereto and all improvements, fixture property, security property, leases, rents, agreements, and awards related thereto.

Schedule N-1

New Equity Holders

Lender Name

ALJ Capital
ALJ CAPITAL I, L.P.
ALJ CAPITAL II, L.P.
LJR CAPITAL L.P.
Alliance Capital
ALLIANCEBERNSTEIN EVENT DRIVEN OPPORTUNITIES FUND (DELAWARE), L.P.
ALLIANCEBERNSTEIN STRATEGIC OPPORTUNITIES FUND, L.P.
Altai Capital Management
ALTAI CAPITAL MASTER FUND, LTD.
Apollo / Stone Tower
APOLLO INVESTMENT CORPORATION
Credit Suisse
CREDIT SUISSE LOAN FUNDING LLC
DK Partners
MIDTOWN ACQUISITIONS L.P.
Macquarie Group
MACQUARIE BANK LIMITED
Redwood Capital Management
REDWOOD MASTER FUND, LTD.
Seix Advisors
RIDGEWORTH HIGH INCOME FUND
RIDGEWORTH SEIX FLOATING RATE HIGH INCOME FUND
ROCHDALE FIXED INCOME PORTFOLIOS
SEIX MULTI-SECTOR ABSOLUTE RETURN FUND LP
UNIVERSITY OF ROCHESTER
Senator Investment Group
SENATOR GLOBAL OPPORTUNITY MASTER FUND L.P.
TPG
TCS II OPPORTUNITIES, L.P.
TPG CREDIT OPPORTUNITIES FUND L.P.
TPG CREDIT OPPORTUNITIES INVESTORS, L.P.
TPG CREDIT STRATEGIES FUND II, L.P.
TPG CREDIT STRATEGIES FUND, L.P.

Schedule R-1

Real Property Collateral

Owned Real Property

Loan Party as Owner	Property	County
AREI	1300 S. Second Street Pekin, Illinois 61554	Tazewell
Nebraska	1205 S. “O” Road Aurora, Nebraska 68818	Hamilton
ARE-AW	2103 Harvest Drive Aurora, Nebraska 68818	Hamilton
ARE-C	23133 E County Hwy 6 Canton, IL 61520	Fulton

Leased Real Property

Loan Party as Lessee

Loan Party as Lessee	Lessor/Sublessor	Property Address	County
AREI	Skywire Software, LLC as Sublessor	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240	Dallas
ARE-MT	Ports of Indiana	7201 Port Road Mt. Vernon, Indiana 47620	Posey

Loan Party as Lessor

Loan Party as Lessor	Lessee	Property Address	County
AREI	Continental Carbonic Products, Inc., an Illinois corporation 3985 East Harrison Avenue Decatur, IL 62526	1300 S. Second Street Pekin, Illinois 61554	Tazewell
AREI	Linde, Inc., a Delaware corporation 575 Mountain Avenue Murray Hill, New Jersey 07974	1300 S. Second Street Pekin, Illinois 61554	Tazewell
AREI	Turner Grain Services, Inc., an Illinois corporation P.O. Box 411 Pekin, IL 61555-0411	1300 S. Second Street Pekin, Illinois 61554	Tazewell

Schedule 1.1(a)

Specified Account Debtors

1.               Motiva Enterprises, L.L.C.

2.               Cargill Incorporated

3.               Marathon Petroleum Corp.

Schedule 3.1

Conditions Precedent

The effectiveness of the Agreement and the obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)                                  the Closing Date shall occur on or before September 30, 2012;

(b)                                 Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;

(c)                                  Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)                                     the Fee Letter,

(ii)                                  the Reaffirmation Agreement,

(iii)                               the Intercreditor Agreement, and

(iv)                              the Perfection Certificate;

(d)                                 Agent shall have received a certificate from an authorized officer of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;

(e)                                  Agent shall have received certified copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by an authorized officer of such Borrower;

(f)                                    Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(g)                                 Agent shall have received (i) certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would have a Material Adverse Effect, which certificates shall indicate that such Borrower is in good standing in such jurisdictions, or (ii) to the extent that any Borrower is unable to obtain such certificates of status, evidence that such Borrower is in good standing in the applicable jurisdictions, the form and substance of which shall be satisfactory to Agent, which evidence shall include a certificate of an authorized officer of Parent certifying that such Borrower is in good standing in such jurisdictions;

(h)                                 Agent shall have received an opinion of Borrowers’ counsel in form and substance satisfactory to Agent;

(i)                                     Borrowers shall have Availability, plus Qualified Cash, of at least $25,000,000 (the “Required Availability”), after giving effect to the extensions of credit under the Term Loan Agreement on the Closing Date and the payment of all fees and expenses (including Lender Group Expenses) required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents or under the Restructuring Documents;

(j)                                     Agent shall have received a set of Projections of Parent and its Subsidiaries for the 2 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(k)                                  Borrowers shall have paid to Agent and the Lenders (i) all Lender Group Expenses incurred by Agent and such Lenders in connection with the transactions evidenced by the Agreement and the other Loan Documents, and (ii) all fees required to be paid by Borrowers to Agent and such Lenders on the Closing Date under the Agreement and the other Loan Documents (including the Fee Letter);

(l)                                     Borrowers shall have provided Agent with a Borrowing Base Certificate evidencing that Excess Availability shall be no less than $2,500,000 after giving effect to the Revolver Usage as of the Closing Date and the implementation of the Availability Block and after giving effect to the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under the Agreement or the other Loan Documents (including the Fee Letter);

(m)                               Parent and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(n)                                 Agent shall have received copies of each of: (i) the Restructuring Agreement, (ii) to the extent executed and delivered on the Closing Date, the Term Loan Documents, other than any “Fee Letter” or “Note”, as each such term is defined in the Term Loan Agreement, and (iii) the Equity Documents (excluding the Warrants, but including copies of the form of Warrant certificates attached to the Warrant Agreement), which in the case of each of (i), (ii), and (iii), shall be in form and substance satisfactory to Agent, together with a certificate of an authorized officer of Parent certifying each such document as being a true, correct, and complete copy thereof;

(o)                                 All of the conditions precedent set forth in the Restructuring Documents shall have been satisfied or waived in accordance therewith and copies of any deliverables provided to Term Loan Agent or the Term Loan Lenders in satisfaction of such conditions precedent shall have been provided to Agent (subject to customary confidentiality exceptions);

(p)                                 Agent shall have received a solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties taken as a whole after giving effect to the consummation of the Equity Issuance and the other transactions contemplated pursuant to the terms of the Restructuring Documents on the Closing Date (collectively, the “Restructuring”);

(q)                                 Agent shall have received a certificate executed by an authorized officer of each Borrower certifying to, among other things, (i) the Required Availability required pursuant to clause (i) above, (ii) the receipt of the items set forth in clause (n) above, (iii) the consummation of the Restructuring, (iv) the truthfulness and correctness of the representations and warranties set forth in Section 3.2(a) of the Agreement, (v) no Defaults or Events of Default existing as required by Section 3.2(b) of the Agreement, and (vi) the satisfaction of all conditions precedent set forth in this Schedule 3.1 and in Section 3.2 of the Agreement;

(r)                                    since August 17, 2012, no event, circumstance, or change has occurred that could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries;

(s)                                  no Default or Event of Default shall have occurred and be continuing, or would result from the execution of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and by the Restructuring Documents; and

(t)                                    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 4.1(b)

Capitalization of Parent(1)

Class	Authorized Number of Shares	Number of Shares Issued and Outstanding as of the Closing Date
Common Stock, $0.001 Par Value	15,000,000	2,353,444
Preferred Stock	5,000,000	None

Subscriptions, Options, Warrants, Calls, Conversion Rights and Exchange Rights

There are approximately 13,843 shares underlying outstanding stock awards, including 2,903 shares underlying stock options and 2,197 shares underlying RSUs. There are approximately 7,658 shares held by the unsecured claims stock pool. There are approximately 8,991 unexercised warrants to purchase shares of common stock.(2)

There are no subscriptions, calls, conversion rights or exchange rights with respect to Parent’s Common Stock or Preferred Stock.

The Warrants to be issued under the Warrant Agreement.

(1)  After giving effect to the transactions contemplated by the Equity Documents, including the reverse stock split.

(2)  The unexercised warrants will expire shortly after the Closing in accordance with their terms. Otherwise, the unexercised warrants may be subject to further adjustment as a result of the warrant issuance under Section 4.1(d) or (f) of the related warrant agreement.

Schedule 4.1(c)

Capitalization of Parent’s Subsidiaries

Subsidiary	# of Shares Owned / Units Owned	# of Shares / Units Outstanding	Percentage Ownership	Ownership Interest	Percentage Owned Directly/Indirectly by Parent
AREI	1,000 Shares	1,000 Shares	100%	Shares of Common Stock	100%
ARE-AW	n/a	n/a	100%	Membership interests	100%
ARE-MT	n/a	n/a	100%	Membership interests	100%
Power	n/a	n/a	100%	Membership interests	100%
Nebraska	n/a	n/a	78.414%	Membership interests	100	%(3)
ARE-C	n/a	n/a	100%	Membership interests	100%

Subscriptions, Options, Warrants, Calls, Conversion Rights and Exchange Rights

None.

(3)  Parent owns 78.414% of the membership units of Nebraska and Parent’s wholly-owned subsidiary AREI. owns 21.586% of the membership units of Nebraska.

Schedule 4.6(a)

Name and Jurisdiction of Organization

Loan Party	Jurisdiction of Organization
Aventine Renewable Energy Holdings, Inc.	Delaware
Aventine Renewable Energy, Inc.	Delaware
Aventine Renewable Energy — Aurora West, LLC	Delaware
Aventine Renewable Energy — Mt Vernon, LLC	Delaware
Aventine Power, LLC	Delaware
Nebraska Energy, L.L.C.	Kansas
Aventine Renewable Energy — Canton, LLC	Delaware

Schedule 4.6(b)

Chief Executive Offices

Loan Party	Address
Aventine Renewable Energy Holdings, Inc.	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240
Aventine Renewable Energy, Inc.	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240
Aventine Renewable Energy — Aurora West, LLC	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240
Aventine Renewable Energy — Mt Vernon, LLC	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240
Aventine Power, LLC	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240
Nebraska Energy, L.L.C.	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240
Aventine Renewable Energy — Canton, LLC	One Lincoln Centre, 5400 LBJ Freeway, Suite 450 Dallas, Texas 75240

Schedule 4.6(c)

Tax Identification Numbers and Organizational Identification Numbers

Loan Party	Organizational Identification Number	Federal Tax Identification Number
Aventine Renewable Energy Holdings, Inc.	3623696	05-0569368
Aventine Renewable Energy, Inc.	2505911	75-3108352
Aventine Renewable Energy — Aurora West, LLC	4199627	20-5359285
Aventine Renewable Energy — Mt Vernon, LLC	4211292	20-5838144
Aventine Power, LLC	4199626	20-5359343
Nebraska Energy, L.L.C.	2108371	47-0771872
Aventine Renewable Energy — Canton, LLC	4848807	27-3127915

Schedule 4.6(d)

Commercial Tort Claims

1.                     On November 6, 2008, AREI filed a Complaint against JPMorgan Securities, Inc. and JPMorgan Chase Bank, N.A. in the Circuit Court for the Tenth Judicial Circuit of Tazewell County, Illinois (Case No. 08 L 142).  AREI seeks to recover $31.6 million lost in the investment of funds in student loan backed auction rate securities.  AREI alleges that JPMorgan Chase Bank, through its investment arm JPMorgan Securities, gave false assurances of the liquidity of this type of investment.  The $31.6 million figure represents funds lost because AREI was forced to sell the investment at a loss after the securities became illiquid.  The matter is currently pending before a FINRA arbitration panel set to be heard late 2012.

2.                     On April 7, 2009, Aventine Renewable Energy Holdings, Inc. and all of its direct and indirect subsidiaries (collectively “the Debtors”), filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to reorganize under Chapter 11 of the United States Code.  On January 13, 2010, the Debtors filed the First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated as of January 13, 2010 (as modified, the “Plan”).  The Plan was confirmed by order entered by the Bankruptcy Court on February 24, 2010 and became effective on March 15, 2010 (the “Effective Date”), the date on which the Company emerged from protection under Chapter 11 of the Bankruptcy Code.  Since the Effective Date most of the Debtors’ cases have been closed by order of the Bankruptcy Court; however, the case of Aventine Renewable Energy, Inc. remains open, wherein certain creditor claims remain subject to dispute and further adjudication, as do certain claims and potential claims by Aventine Renewable Energy, Inc. against certain third parties to recover sums which Aventine asserts is owed to it.

3.                     On May 31, 2012, Parent served Aurora Cooperative Elevator Company (“Aurora”) with a petition for declaratory relief filed in the District Court of Dallas County, Texas, 160th Judicial District.  The petition alleges, among other things, that Aurora has improperly threatened — in direct contravention of the agreement between Parent and Aurora — to invoke a contractual option to repurchase the land on which Parent’s Aurora West ethanol plant (the “Plant”) is located.  Aurora’s stated position is that Aurora has the right to invoke the option if the Plant has not been producing ethanol for thirty days, at a daily rate equivalent to an annualized production rate of 90 million gallons, by July 31, 2012.

The petition alleges that the contract setting forth the option does not require thirty days of production in order to prevent Aurora’s exercise of the contractual option.  Rather Parent asserts the contract only requires that Parent “diligently pursue construction” of the Plant “to completion by July 1, 2012,” where “diligently pursue construction . . . to completion” does not mean “operation” or “production.” Parent is seeking a declaratory judgment that Parent was not required to operate the plant or produce ethanol at the Plant at the rates or amounts asserted by Aurora before July 31, 2012 and Parent need not operate the Plant or meet the production requirements to avoid the exercise of the contractual option.  On June 22, 2012, Aurora removed the action to the United States District Court for the Northern District of Texas.  Parent intends to pursue any and all rights available to it with respect to the foregoing.

On June 21, 2012, Aurora initiated a separate counter-action against Parent in the District Court of Hamilton County, Nebraska.  The petition alleges that Parent has repudiated its agreement with Aurora—the same agreement at issue in the litigation in Texas—and seeks specific performance under its terms.  Aurora’s position is that Parent did not “diligently pursue construction . . . to completion” because it did not operate the Plant to demonstrate that it was complete.  Aurora has asked for a judgment requiring Parent to sell the land on which the Plant is located.  On July 3, 2012, Parent removed the action to the United States District Court for the District of Nebraska.  Parent intends to defend all of its rights with respect to the agreement and its Plant.

4.                     On Monday, September 16, 2012, Aurora provided Parent with a courtesy copy of a letter of complaint initiating an arbitration before the National Grain and Feed Association (the “NGFA Arbitration”). The letter of complaint claims that Parent is liable to Aurora for approximately $1.8 million for losses allegedly sustained by Aurora in connection with certain quantities of corn that Aurora claims it purchased for Parent under the Aventine Grain Supply Agreement, which governs certain corn purchases for Parent’s Aurora West ethanol facility.  Parent disputes liability.

On the same date, Parent sent to Aurora a letter noting that Aurora is past due on certain payments required to be made under that same Grain Supply Agreement and under the Aventine Marketing Agreement, and therefore terminating both agreements.  On Thursday, September 19, 2012, Aurora provided Parent with a courtesy copy of a complaint filed by Aurora in federal court in Nebraska (the “Termination Litigation”), in which Aurora principally seeks a declaration that the Grain Supply Agreement and Marketing Agreement were not terminable on the grounds asserted by Parent, and that these agreements remain in effect.  Parent contends that these agreements were terminable and have been terminated, and intends to vigorously defend its rights in connection with both the NGFA Arbitration and the Termination Litigation.

Schedule 4.7(b)

Litigation

1.             On May 31, 2012, Parent served Aurora Cooperative Elevator Company (“Aurora”) with a petition for declaratory relief filed in the District Court of Dallas County, Texas, 160th Judicial District.  The petition alleges, among other things, that Aurora has improperly threatened — in direct contravention of the agreement between Parent and Aurora — to invoke a contractual option to repurchase the land on which Parent’s Aurora West ethanol plant (the “Plant”) is located.  Aurora’s stated position is that Aurora has the right to invoke the option if the Plant has not been producing ethanol for thirty days, at a daily rate equivalent to an annualized production rate of 90 million gallons, by July 31, 2012.

The petition alleges that the contract setting forth the option does not require thirty days of production in order to prevent Aurora’s exercise of the contractual option.  Rather Parent asserts the contract only requires that Parent “diligently pursue construction” of the Plant “to completion by July 1, 2012,” where “diligently pursue construction . . . to completion” does not mean “operation” or “production.” Parent is seeking a declaratory judgment that Parent was not required to operate the plant or produce ethanol at the Plant at the rates or amounts asserted by Aurora before July 31, 2012 and Parent need not operate the Plant or meet the production requirements to avoid the exercise of the contractual option.  On June 22, 2012, Aurora removed the action to the United States District Court for the Northern District of Texas.  Parent intends to pursue any and all rights available to it with respect to the foregoing.

On June 21, 2012, Aurora initiated a separate counter-action against Parent in the District Court of Hamilton County, Nebraska.  The petition alleges that Parent has repudiated its agreement with Aurora—the same agreement at issue in the litigation in Texas—and seeks specific performance under its terms.  Aurora’s position is that Parent did not “diligently pursue construction . . . to completion” because it did not operate the Plant to demonstrate that it was complete.  Aurora has asked for a judgment requiring Parent to sell the land on which the Plant is located.  On July 3, 2012, Parent removed the action to the United States District Court for the District of Nebraska.  Parent intends to defend all of its rights with respect to the agreement and its Plant.

2.             On Monday, September 16, 2012, Aurora provided Parent with a courtesy copy of a letter of complaint initiating an arbitration before the National Grain and Feed Association (the “NGFA Arbitration”). The letter of complaint claims that Parent is liable to Aurora for approximately $1.8 million for losses allegedly sustained by Aurora in connection with certain quantities of corn that Aurora claims it purchased for Parent under the Aventine Grain Supply Agreement, which governs certain corn purchases for Parent’s Aurora West ethanol facility.  Parent disputes liability.

On the same date, Parent sent to Aurora a letter noting that Aurora is past due on certain payments required to be made under that same Grain Supply Agreement and under the Aventine Marketing Agreement, and therefore terminating both agreements.  On Thursday, September 19, 2012, Aurora provided Parent with a courtesy copy of a complaint filed by Aurora in federal court in Nebraska (the “Termination Litigation”), in which Aurora principally seeks a declaration that the Grain Supply Agreement and Marketing Agreement were not terminable on the grounds asserted by Parent, and that these agreements remain in effect.  Parent contends that these agreements were terminable and have been terminated, and intends to vigorously defend its rights in connection with both the NGFA Arbitration and the Termination Litigation.

Schedule 4.11

Employee Benefit Plans

Aventine Renewable Energy, Inc. maintains Aventine Renewable Energy, Inc. Hourly Pension Plan, a defined benefit pension plan, for the benefit of certain eligible unionized employees employed at the Pekin, Illinois facility.

Schedule 4.12

Environmental Matters

	Environmental Issue	State or Federal	Penalties Sought	Status

Pekin	Contact to Non Contact cooling	State	No	NPDES Application submitted for non-contact operation. Conversion complete as of November 2011.

	Releases, including RMP issues and an EPCRA allegation on timeliness of reporting caustic release in 2008	Federal	Yes

The Company identified releases at the facility from 1990-92, including a diesel release resulting in a “no further response letter.”  A release during that time from an anhydrous ammonia aboveground storage tank that was mistakenly placed into Illinois EPA’s Leaking Underground Storage Tank Program (LUST) is now closed.  In 2009, two releases occurred from the dry mill.  The Company fully resolved an anhydrous ammonia release, and has heard nothing further from regulators.  With respect to a caustic release, the Company received (after a bankruptcy and the passage of three years time) federal inquiry concerning the timeliness of the initial notification.  EPA seeks a penalty of $192,000 as a result of a failure to provide follow-up notification related to the release. (see next item)

Submitted letter identifying violation occurring prior to bankruptcy, which could impede payment of penalty.  Received more details from USEPA on issue.  Discovered most questions focus on the Risk Management Plan  audit by USEPA in 2008.  Submitted a response back to USEPA on 7-1-11. Have provided additional information to USEPA periodically since that time.

	Air emissions and SO2 Non-Attainment Designation	State	No

The Company budgets $6.5 million to improve emissions control equipment.  EPA-required testing in 2004 showed the facility’s emissions to be in compliance with all but one state VOM-emissions requirement of 8 lb/hr.  While the Company has received no additional correspondence from EPA on the issue, it remains possible that the State will require equipment to correct the exceedence.

Illinois EPA has submitted the SO2 non-attainment designation for the area that Aventine resides in to USEPA for approval.  The approval process  continues.  IEPA will begin to reach out to potential significant sources of SO2 in the non-attainment areas to work on reduction strategy.

IEPA must submit a workable plan for approval by the Illinois Pollution Control Board.  Aventine is a major source for SO2 and will likely be required to share in the overall reduction of  SO2 emissions to allow the area to regain attainment status.

Nebraska Energy	Air inspection by NDEQ identified several outstanding issues including uncontrolled tank vents that are required by last permit revision to be controlled	State	No

The Company responded to NDEQ on July 9.  Note that the Company reported all emissions during the period in question and no level significantly exceeded the permit limits.     NDEQ now agrees no control is necessary.  In process of modifying permit to allow releases to atmosphere.

Schedule 4.13

Intellectual Property

1(a).        Trademarks, Trademark Applications and Trademark Licenses

Record Owner	Title	Country	Filing Date/ Issued Date	Expiration Date	Application/Registration No.
Parent	“Aventine Renewable Energy and design”	USA	7/6/2007 / 10/5/2010	10/05/2020	3,857,196
AREI	“Aventine Renewable Energy, Inc. and design”	USA	12/11/2003 / 5/24/2005	05/24/2015	2,954,378
AREI	“Aventine”	USA	5/13/2003 / 2/22/2005	02/22/2015	2,928,195
AREI	“Aventine and design”	USA	12/11/2003 / 4/5/2005	04/05/2015	2,937,415
AREI	“Providing clean, renewable energy for the world”	USA	9/12/2006 / 5/13/2008	05/13/2018	3,428,803
Parent	Riverland Biofuels	USA	N/A	N/A	Unregistered
Parent	Riverland Biofuels logo	USA	N/A	N/A	Unregistered

1(b).        Trade Names

None.

2.             Patents, Patent Applications and Patent Licenses

Record Owner	Title	Country	Filing Date/ Issued Date	Expiration Date	Application/Registration No.
AREI	“Heat Recovery from a Biomass Heat Source”	USA	6/17/2005 / 7/28/2009	07/28/2019	7,566,383

3.             Copyrights, Copyright Applications and Copyright Licenses

None.

Schedule 4.14

Deposit Accounts and Securities Accounts

Deposit Accounts

Loan Party	Institution	Account Type.	Account #
AREI	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	Depository	4123507238

AREI	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	Operating Account	4123507220

AREI	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4123507246

AREI	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4123507253

Nebraska	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4123507261

AREI	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4124321696

Parent	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4124321787

ARE-C	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4124321803

ARE-AW	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4124321829

ARE-MT	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	ZBA Checking	4124321837

AREI	Wells Fargo Bank, N.A. PO Box 63020 San Francisco, CA 94163	Blocked Collateral Account	4945660959

AREI	Macquarie Futures USA, LLC 125 West 55th Street New York, NY 10019	Commodities Account	52315020

Loan Party	Institution	Account Type.	Account #
AREI	Macquarie Futures USA, LLC 125 West 55th Street New York, NY 10019	Commodities Account	52315021

AREI	Jefferies Bache, LLC Global Derivatives Group One New York Plaza, 13th Floor New York, NY 10004	Commodities Account	BTB-950791

Parent	Citibank, N.A. 1615 Bret Road Building No. 3 New Castle, DE 19720	Collateral Account	798580

Securities Accounts

Loan Party	Type of Account	Account Number	Name & Address of Depositary Institution
AREI	Commodities Account	Group Account No.: BTB-950791 Subaccount Nos.: BTB-950791 BTB-952751	Jefferies Bache, LLC One New York Plaza, 13th Floor New York, NY 10004

AREI	Commodities Account	52315020	Macquarie Futures USA, LLC 125 West 55th Street New York, NY 10019

AREI	Commodities Account	52315021	Macquarie Futures USA, LLC 125 West 55th Street New York, NY 10019

Parent	Collateral Account	798580	Citibank, N.A. 1615 Bret Road Building No. 3 New Castle, DE 19720

Schedule 4.17

Indebtedness

1.     Amended and Restated Senior Secured Term Loan Credit Agreement, dated September 24, 2012, among Aventine Renewable Energy Holdings, Inc., as Borrower, the Lenders from time to time party thereto, and Citibank, N.A. as Collateral Agent and Administrative Agent, representing aggregate obligations in the amount of approximately $130,000,000.

2.     Equipment Lease Contract, dated June 30, 2006, as amended, by and between New CIE Energy Opco, LLC and Wabash Power Equipment Co., (New CIE Opco, LLC’s rights, title and interest assigned to Aventine Renewable Energy Holdings, Inc. on July 16, 2010), representing aggregate obligations in the amount of approximately $120,840.46.

3.     Agreement, dated October 27, 2009, as amended, by and between New CIE Energy Opco, LLC DBA Riverland Biofuels and U.S. Water Services (New CIE Opco, LLC’s rights, title and interest assigned to Aventine Renewable Energy Holdings, Inc. on July 16, 2010), representing aggregate obligations in the amount of approximately $229,575.

4.     The Spoon River Mortgage (as defined in Schedule P-2) securing indebtedness in the amount of approximately $211,000.

Schedule 4.27

Locations of Inventory

Address of Location Where Equipment, Inventory or
Other Tangible Personal Property is Maintained or Kept
(excluding inventory held by common carriers in the
ordinary course)
(Property owner name, if different)

Description of Assets at Such Location
Kinder Morgan Liquid Terminals, L.L.C. 8500 West 68th Street Argo, IL 60501	Inventory
Parke Warehouse 1800 E Garfield Avenue Decatur, IL 62525 (Parke and Son, Inc.)	Inventory
Bell Enterprises, Inc. 30082 Harding Road Deer Creek, IL 61733	Inventory
J & L Dock facilities Foot of Sanger St. Peoria, IL 61602	Inventory
Peoria Barge Terminal Foot of Sanger St. Peoria, IL 61602 (Finch Family Land Trust)	Inventory
Buckeye Terminals, L.L.C. 14410 N. Old Galena Road Chillicothe, IL 61523	Inventory
Buckeye Terminals, L.L.C. 18264 N. US Highway 45 Effingham, IL 62401	Inventory
AREI 1300 S. Second Street Pekin, IL 61554	Manufacturing Equipment, Inventory
Nebraska 1205 S. “O” Road Aurora, NE 68818	Manufacturing Equipment, Inventory
ARE-AW 2103 Harvest Drive Aurora, Nebraska 68818	Manufacturing Equipment, Inventory
ARE-C 23133 E County Hwy 6 Canton, IL 61520	Manufacturing Equipment, Inventory
ARE-MT Port Road Mt. Vernon, IN 47620	Manufacturing Equipment, Inventory

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Parent’s fiscal years,

(a)   an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(b)   commencing with the month ended October 31, 2012, Plant-Level Financial Statements; and

(c)   a Compliance Certificate, together with both (i) either (A) copies of all Form 8-Ks that have been filed during such period or (B) written notice in such Compliance Certificate listing the Form 8-Ks that have been filed during such period, and (ii) either (A) any other filings made by Parent or any of its Subsidiaries with the SEC during such period or (B) written notice in such Compliance Certificate listing such other filings that have been made during such period.

as soon as available, but in any event within 45 days after the end of each quarter (each such date, the “Quarterly Deadline”) during each of Parent’s fiscal years,

(d)   an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(e)   provided, that if Parent has filed any of the items listed in clause (c) above in its Form 10-Q quarterly report with the SEC by the applicable Quarterly Deadline, then Parent shall (i) provide Agent written notice (in the Compliance Certificate or elsewhere) by the applicable Quarterly Deadline that Parent has filed its Form 10-Q with the SEC and (ii) deliver to Agent by the applicable Quarterly Deadline copies of any items listed in clause (c) above that were not filed with the SEC,

(f)    provided, further, however, that if Parent has been granted an extension by the SEC for the filing of a Form 10-Q quarterly report, Parent shall deliver to Agent (i) by the applicable Quarterly Deadline, all of the items listed in clause (c) above, (ii) within 2 Business Days of receiving such extension, a copy of such extension and the document that sets forth the extension date on which Parent is required to file the Form 10-Q, and (iii) on the date that the Form 10-Q quarterly report is filed with the SEC, written notice describing the Form 10-Q that was filed with the SEC, and

(g)   a Compliance Certificate.

as soon as available, but in any event within 120 days after the end of each of Parent’s fiscal years (each such date, the “Annual Deadline”),

(h)   consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(i)    provided, that if Parent has filed any of the items listed in clause (e) above in its Form 10-K annual report with the SEC by the applicable Annual Deadline, then Parent shall (i) provide Agent written notice (in the Compliance Certificate or elsewhere) by the applicable Annual Deadline that Parent has filed its Form 10-K with the SEC  and (ii) deliver to Agent by the applicable Annual Deadline copies of any items listed in clause (e) above that were not filed with the SEC,

(j)    provided, further, that if Parent has been granted an extension by the SEC for the filing of a Form 10-K annual report, Parent shall deliver to Agent (i) by the applicable Annual Deadline, unaudited consolidated and consolidating financial statements of Parent and its Subsidiaries for such fiscal year (such unaudited financial statements to include a balance sheet, income statement, and statement of cash flow), (ii) by the earlier of (A) the date that is 120 days after the end of such fiscal year, and (B) the date that the Form 10-K annual report is filed with the SEC, notice of all of the items listed in clause (e) above that are filed with the SEC (if any) and copies of all of the items listed in clause (e) above that were not filed with the SEC, (iii) within 2 Business Days of receiving such extension, a copy of such extension and the document that sets forth the extension date on which Parent is required to file the Form 10-K, and (iv) on the date that the Form 10-K annual report is filed with the SEC, a copy of the Form 10-K that was filed with the SEC, and

(k)   a Compliance Certificate.

as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years,

(l)    copies of Parent’s and its Subsidiaries’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

if and when distributed by Parent or any of its Subsidiaries,	(m) any other information that is provided by Parent or any of its Subsidiaries to its shareholders generally (including the New Equity Holders).

promptly, but in any event within 5 days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(n) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,

(o)   notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

upon the request of Agent,	(p) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.2

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly

(a)   a detailed aging and roll-forward, by total, of Parent’s and its Subsidiaries’ Accounts with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(b)   a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(c)   a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(d)   Inventory system/perpetual reports specifying the cost and the market value of Parent’s and its Subsidiaries’ Inventory on a first in, first out basis, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(e)   a detailed report regarding Parent’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(f)    a detailed calculation of deferred revenue related to shipments of Inventory on railcars,

(g)   a list of amounts owing to corn suppliers, and

(h)   a Borrowing Base Certificate.

Monthly (no later than the 10th Business Day of each month)

(i)    a detailed aging, by total, of Borrowers’ Accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(j)    a detailed Inventory system/perpetual report (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(k)   a summary aging, by vendor, of Parent’s and its Subsidiaries’ accounts payable and any book overdraft  (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(l)    a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger, and

(m)  a Borrowing Base Certificate.

Monthly (no later than the 30th day of each month)

(n)   a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ general ledger accounts to its monthly financial statements including any book reserves related to each category,

(o)   a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(p)   a reconciliation to Borrowers’ general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting), and

(q)   a detailed general ledger that supports Borrowers’ balance sheets at month end.

Annually	(r) a detailed list of Parent’s and its Subsidiaries’ customers, with address and contact information.

Upon request by Agent

(s)   such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request, and

(t)    a report regarding Parent’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes.

Schedule 6.6

Nature of Business

Borrowers are engaged in the production and marketing of corn-based, fuel-grade ethanol in the United States.  Borrowers market and distribute ethanol to many of the leading energy and trading companies in the United States.  In addition to producing ethanol, Borrowers’ facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and grain distillers dried yeast, which generate revenue and offset a portion of the costs of raw materials.

Schedule 6.14

Inventory with Bailees

Bailee Name (excluding inventory held by common carriers in the ordinary course) (Property owner name, if different)	Description of Assets at Such Location
Kinder Morgan Liquid Terminals, L.L.C. 8500 West 68th Street Argo, IL 60501	Inventory
Parke Warehouse 1800 E Garfield Avenue Decatur, IL 62525 (Parke and Son, Inc.)	Inventory
Bell Enterprises 30082 Harding Road Deer Creek, IL 61733	Inventory
J & L Dock facilities Foot of Sanger St. Peoria, IL 61602	Inventory
Peoria Barge Terminal Foot of Sanger St. Peoria, IL 61602 (Finch Family Land Trust)	Inventory